AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 26, 1996


                                                      REGISTRATION NO. 333-02393

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------

                          STRATEGIC DISTRIBUTION, INC.
             (Exact name of registrant as specified in its charter)
                              -------------------

            DELAWARE                            5085                           22-1849240
  (State or other jurisdiction      (Primary Standard Industrial            (I.R.S. Employer
       of incorporation)            Classification Code Number)           Identification No.)

                              -------------------

                          12136 WEST BAYAUD, SUITE 320
                            LAKEWOOD, COLORADO 80228
                                 (303) 234-1419
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              -------------------

                               THEODORE R. RIEPLE
                                   PRESIDENT
                          STRATEGIC DISTRIBUTION, INC.
                          12136 WEST BAYAUD, SUITE 320
                            LAKEWOOD, COLORADO 80228
                                 (303) 234-1419
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              -------------------
                                   COPIES TO:

  NEIL NOVIKOFF, ESQ.                                STUART BRESSMAN, ESQ.
WILLKIE FARR & GALLAGHER                             ANDREWS & KURTH L.L.P.
  ONE CITICORP CENTER                                 425 LEXINGTON AVENUE
  153 EAST 53RD STREET                              NEW YORK, NEW YORK 10017
NEW YORK, NEW YORK 10022                                 (212) 850-2800
     (212) 821-8000
                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          STRATEGIC DISTRIBUTION, INC.
                             CROSS REFERENCE SHEET

    Cross-reference sheet furnished pursuant to Item 501(b) of Regulation S-K showing location in the Prospectus of information required by Items of Form S-1.

                   ITEM IN FORM S-1                          LOCATION IN PROSPECTUS
                   ----------------                          ----------------------

  1.  Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus.....    Facing Page; Cross Reference Page; Outside
                                                       Front Cover Page

  2.  Inside Front and Outside Back Cover Pages
      of Prospectus..............................    Inside Front and Outside Back Cover Pages;
                                                       Available Information

  3.  Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges...............    Prospectus Summary; Investment
                                                       Considerations

  4.  Use of Proceeds............................    Prospectus Summary; Use of Proceeds

  5.  Determination of Offering Price............    Not Applicable

  6.  Dilution...................................    Not Applicable

  7.  Selling Security Holders...................    Principal and Selling Stockholders

  8.  Plan of Distribution.......................    Outside Front Cover Page; Underwriting

  9.  Description of Securities to be
      Registered.................................    Prospectus Summary; Description of Capital
                                                       Stock

 10.  Interests of Named Experts and Counsel.....    Experts

 11.  Information with Respect to the
      Registrant.................................    Prospectus Summary; Investment
                                                       Considerations; Use of Proceeds; Dividend
                                                       Policy; Capitalization; Selected
                                                       Historical and Pro Forma Consolidated
                                                       Financial Data; Management's Discussion
                                                       and Analysis of Financial Condition and
                                                       Results of Operations; Business;
                                                       Management; Certain Transactions;
                                                       Description of Capital Stock; Shares
                                                       Eligible for Future Sale; Legal Matters

 12.  Disclosure of Commission Position on
        Indemnification for Securities Act
      Liabilities................................    Not Applicable

                             SUBJECT TO COMPLETION

                  PRELIMINARY PROSPECTUS DATED APRIL 26, 1996

                                                  [STRATEGIC DISTRIBUTION LOGO]
PROSPECTUS
      , 1996

                                8,200,000 SHARES

                          STRATEGIC DISTRIBUTION, INC.

                                  COMMON STOCK

    Of the 8,200,000 shares (the "Shares") of common stock, par value $0.10 per share (the "Common Stock"), offered hereby (the "Offering"), 7,000,000 shares are being sold by Strategic Distribution, Inc. (the "Company") and 1,200,000 shares are being sold by certain stockholders of the Company. See "Principal and Selling Stockholders." The Company will not receive any proceeds from the sale of the Shares by such selling stockholders.


    The Common Stock is listed on the Nasdaq National Market under the symbol "STRD" . On April 25, 1996, the last reported sale price for the Common Stock as reported by Nasdaq was $7 1/2 per share. See "Price Range of Common Stock."


    SEE "INVESTMENT CONSIDERATIONS" BEGINNING ON PAGE 7 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -------------------------------------------------------------------------------------------
                            PRICE           UNDERWRITING          PROCEEDS          PROCEEDS
                            TO THE          DISCOUNTS AND          TO THE          TO SELLING
                            PUBLIC         COMMISSIONS(1)        COMPANY(2)       STOCKHOLDERS
- -------------------------------------------------------------------------------------------
Per Share.............           $                  $                  $                 $
Total(3)..............         $                  $                  $                 $
- -------------------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."


(2) Before deducting expenses of the Offering estimated at $625,000, payable by the Company.


(3) The Company has granted to the Underwriters a 30-day option to purchase up to 1,230,000 shares of Common Stock, on the same terms and conditions set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting Discounts and
    Commissions and Proceeds to the Company will be $         , $         and
    $         , respectively.  See "Underwriting."

    The Shares are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of the Shares will be made in New York, New
York on or about       , 1996.

DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION

                 SCHRODER WERTHEIM & CO.

                                 HANIFEN, IMHOFF INC.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

TRADITIONAL DISTRIBUTION FLOW                 THE IN-PLANT STORE PROGRAM


          MANUFACTURER                              MANUFACTURER
               A                                          A


MANUFACTURER          MANUFACTURER            MANUFACTUER        MANUFACTURER
     B                      C                      B                   C

DISTRIBUTOR           DISTRIBUTOR

DISTRIBUTOR           DISTRIBUTOR

DISTRIBUTOR           DISTRIBUTOR

DISTRIBUTOR           DISTRIBUTOR

DISTRIBUTOR           DISTRIBUTOR

DISTRIBUTOR           DISTRIBUTOR

DISTRIBUTOR           DISTRIBUTOR


           F A C I L I T Y                              F A C I L I T Y

           PURCHASING
           DEPARTMENT                                   IN-PLANT STORE


        SUB           SUB
       STOCKS        STOCKS


        USE           USE       USE                    USE       USE      USE
       AREAS         AREAS     AREAS                  AREAS     AREAS    AREAS

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET SYSTEM OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    In-Plant Store is a registered servicemark of Strategic Distribution, Inc. On-Site Store, Value Managed Supply, Value Management Study and ISACS are servicemarks of Strategic Distribution, Inc.

                               PROSPECTUS SUMMARY

    The following is a summary of certain information contained elsewhere in this Prospectus and is qualified in its entirety by the more detailed information and financial statements, and notes thereto, contained elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. Prospective investors are urged to read this Prospectus in its entirety. Unless otherwise indicated, all information in this Prospectus gives effect to the three percent (3%) Common Stock dividend paid on December 29, 1995 to stockholders of record on December 18, 1995.

                                  THE COMPANY

    The Company provides proprietary industrial supply procurement solutions to industrial sites, primarily through its In-Plant Store(R) program. The Company sells a broad range of industrial supplies, which include maintenance, repair and operations ("MRO") items, replacement parts and selected classes of production materials. Industrial supplies are generally items which are low in price, but are critical to the production process and have historically been characterized by high procurement costs due to inherent inefficiencies in traditional industrial supply distribution methods. The Company's In-Plant Store(R) program, in which large industrial sites outsource the procurement of industrial supplies to the Company, substantially eliminates these inefficiencies by reducing both the process and product costs associated with industrial supply procurement. The Company's In-Plant Store(R) program also helps customers achieve operational improvements, such as reduced plant down-time resulting from unavailable parts and manufacturing process improvements due to better tracking of critical parts. The Company believes that its In-Plant Store(R) program is superior to both traditional and other alternative methods of industrial supply distribution.

    The Company believes that increased recognition of the inefficiencies associated with the traditional industrial supply distribution process has rapidly increased the demand for the Company's In-Plant Store(R) program in recent years. From January 1994 to April 1996, the number of In-Plant Store(R) sites operated by the Company increased from 13 to 44. Twenty of these sites were added from March 1995 to April 1996. In addition, the Company recently announced the signing of an agreement with a single customer to implement eight additional In-Plant Store(R) facilities during 1996.

    The In-Plant Store(R) program is a comprehensive outsourcing service through which the Company manages all aspects of industrial supply procurement at a customer's industrial site. Prior to the implementation of an In-Plant Store(R), the industrial site would typically obtain industrial supplies from as many as 500 traditional industrial distributors. Through the In-Plant Store(R) program, the Company becomes responsible for servicing all of its customer's industrial supply needs by establishing a dedicated, fully integrated store within the customer's plant. The customer, in turn, purchases virtually all of its industrial supplies from the In-Plant Store(R). The Company staffs the In-Plant Store(R) with its own highly trained industrial procurement professionals, installs proprietary software designed specifically for industrial procurement and helps determine optimal inventory levels based on the supply needs of each site. Upon implementation, the In-Plant Store(R) purchases, receives, inventories and issues industrial supplies directly to plant personnel, delivers ongoing technical support and provides the customer with a comprehensive invoice twice per month thereby reducing the administrative burden of traditional industrial supply. The In-Plant Store(R) generates system-wide savings generally ranging from 15% to 25% of customers' annual industrial supply purchase costs.

    The total United States market for the categories of industrial supplies offered by the Company is estimated to be approximately $225 billion annually. Of this total, it is estimated that approximately $20 billion to $30 billion of industrial supplies are purchased annually by the 15,000 largest industrial plants in the United States. These plants represent potential customers for the Company's In-Plant Store(R) program. The Company believes that very few of these 15,000 plants have outsourced their industrial supply procurement. The Company's In-Plant Store(R) customers span a broad range of industries, including the automotive, chemicals, construction, food processing, power generation and natural resource extraction industries, and the In-Plant Store(R) program is suitable for virtually any industry that uses industrial supplies. The Company's existing customers include Allied Signal Inc., The Black and Decker Corporation, Bridgestone/Firestone, Inc., Onan Corporation, Homelite Inc., Hoechst Celanese Corporation, NACCO Materials Handling Group Inc. and Westinghouse Electric Corporation.


    In addition to its In-Plant Store(R) program, the Company offers several other proprietary industrial supply procurement solutions aimed at specific types of customers. Through its Value Managed SupplySM program, the Company is able to provide some of the features of the In-Plant Store(R) to customers which are too small to support an In-Plant Store(R) or are not prepared to outsource completely their industrial supply procurement. For industrial activities such as construction projects and plant turnarounds, the Company offers its proprietary On-Site StoreSM program in which customers temporarily outsource the management of industrial supply procurement to the Company. The Company offers its Value Managed SupplySM and On-Site StoreSM programs through its network of branches which also provide traditional industrial supply services to customers in markets that have historically been underserved by other industrial supply distributors. The Company also offers other selected outsourcing services for industrial customers, including the management of industrial laundry, process control maintenance and plant logistics. The Company delivers the Value Managed SupplySM program, the On-Site StoreSM program, other outsourcing services and traditional distribution to over 19,000 customers through a network of 32 branches and ten sales and service offices located throughout the United States and in Mexico.

    The Company's principal executive offices are located at 12136 West Bayaud, Suite 320, Lakewood, Colorado 80228, and the Company's telephone number is (303) 234-1419.

                                  THE OFFERING


Common Stock offered by the Company..........  7,000,000 shares
Common Stock offered by the Selling
Stockholders.................................  1,200,000 shares(1)
      Total..................................  8,200,000 shares
Common Stock to be outstanding after the
Offering.....................................  28,765,957 shares(2)
Use of Proceeds..............................  To repay bank indebtedness, for working capital, including the opening of In-Plant
                                               Store(R) facilities, for general corporate
                                               purposes and for the possible acquisition of
                                               companies engaged in the business of
                                               providing industrial supply services. See
                                               "Use of Proceeds."
Nasdaq Symbol................................  STRD


- ------------

(1) See "Principal and Selling Stockholders."


(2) Excludes (i) 2,976,093 shares of Common Stock at March 31, 1996 which were reserved for issuance under the Company's 1990 Incentive Stock Option Plan and certain other stock option agreements, 1,727,188 of which were subject to currently exercisable options and 429,983 of which were subject to options that were not currently exercisable, and (ii) warrants to purchase 38,625 shares of Common Stock outstanding at March 31, 1996. See Note 14 of Notes to the Company's Financial Statements included elsewhere in this Prospectus.

                      SUMMARY FINANCIAL AND OPERATING DATA

    The following summary consolidated financial and operating data should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Company and the other selected historical and pro forma consolidated financial data set forth elsewhere in this Prospectus.

                                                                                      THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                        MARCH 31,
                              ---------------------------------------------------   -----------------------
                                                                     PRO FORMA(1)
                                 1993         1994         1995          1995          1995         1996
                              ----------   ----------   ----------   ------------   ----------   ----------
                                             (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)
STATEMENT OF OPERATIONS
DATA:
 Revenues...................     $37,098      $77,613     $117,493      $120,265       $25,396      $33,316
 Income (loss) from
   continuing operations....         202        2,235        1,004           429           540       (1,966)(2)
 Income from discontinued
operations(3)...............         100           --           --            --            --           --
 Net income (loss)..........         302        2,235        1,004           429           540       (1,966)(2)

PER SHARE DATA:
 Primary:
   Income (loss) from
continuing operations.......        0.02         0.13         0.05          0.02          0.02        (0.09)(2)
   Income from discontinued
operations(3)...............          --           --           --            --            --           --
   Net income (loss)........        0.02         0.13         0.05          0.02          0.02        (0.09)(2)
 Fully diluted--
   Net income (loss)........        0.02         0.13         0.04          0.02          0.02        (0.09)(2)

AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING....  12,684,911   16,993,971   21,689,653    21,689,653    21,661,222   21,740,823
OTHER DATA:
 Number of operational
In-Plant Store(R)
facilities(4)...............          --           17           31            31            24           37
 Number of In-Plant Store(R)
Customers(4)................          --           12           21            21            14           23
 Number of branches(4)......          23           26           32            32            26           32
 Revenues from In-Plant
   Store(R) facilities......          --      $31,931     $ 53,895      $ 53,895      $ 11,126     $ 16,805
 Revenues from
branches(5).................     $37,098      $45,682     $ 63,598      $ 66,370      $ 14,270     $ 16,511

                                                                           MARCH 31, 1996
                                                                       ----------------------
                                                       DECEMBER 31,                   AS
                                                           1995        ACTUAL     ADJUSTED(6)
                                                       ------------    -------    -----------
BALANCE SHEET DATA:
 Working capital....................................     $ 23,599      $19,650      $66,190
 Total assets.......................................       48,051       48,881       95,421
 Long-term debt obligations.........................        5,903        4,162        1,452
 Stockholders' equity...............................       27,391       25,518       74,768


- ------------
(1) Includes the applicable pro forma effect of adjustments in 1995 for the acquisition of American Technical Services Group, Inc. ("ATSG") as if such acquisition occurred on January 1 , 1995. See Pro Forma Statement of Income for the year ended December 31, 1995 set forth in the Company's Financial Statements included elsewhere in this Prospectus.


(2) Includes a restructuring charge of $920,000.



(3) Relates to the Company's discontinuance of its information services business, which constituted the Company's business prior to July 1, 1990.



(4) As of the end of the period.



(5) Includes all revenues other than those from the Company's In-Plant Store(R) program.



(6) Adjusted to give effect to the sale by the Company of the Shares offered by the Company hereby (based upon an assumed offering price of $7.50 per share) and the application of the net proceeds therefrom as described under "Use of Proceeds."

                           INVESTMENT CONSIDERATIONS

    Each prospective investor should carefully consider all information contained in this Prospectus and should give particular consideration to the following factors before deciding to purchase the Shares offered hereby.

MANAGEMENT OF GROWTH

    The Company plans substantial expansion in the number of In-Plant Store(R) facilities which it operates. While the Company believes that there will be significant demand for its In-Plant Store(R) program, there can be no assurance that such program will be broadly accepted or that the rate of acceptance will be consistent with the Company's operating strategy. The opening of a large number of In-Plant Store(R) facilities will require the Company to hire and train qualified personnel, to expand its management infrastructure and to invest substantial amounts of capital. Although the Company has successfully opened 31 In-Plant Store(R) facilities since January 1994, there can be no assurance that the Company will be able to open additional In-Plant Store(R) facilities, to hire sufficient qualified personnel, to expand the required control systems or to secure the capital necessary to accomplish its expansion plans. In addition, the Company has added, and intends to continue to add, to its personnel in order to prepare its administrative infrastructure to accommodate future growth. The cost of such infrastructure is anticipated to depress earnings in the near term, and if anticipated growth is not attained, future earnings may not be achieved.

    The Company may also expand through acquisitions. Although the Company evaluates business opportunities on a regular basis, there can be no assurance that the Company will be successful in identifying suitable acquisition candidates on acceptable terms. In addition, there can be no assurance that acquired operations will be effectively and profitably integrated into the Company or that any future acquisitions will not have a material adverse effect on the Company's operating results, particularly during the period immediately following such acquisition. Although the Company is continually evaluating possible acquisitions, it is not currently engaged in any negotiations with respect thereto.

TERMINATION OF CONTRACTS

    The Company's customers generally may terminate the In-Plant Store(R) agreement for any reason upon 90 days' prior written notice. The termination of one or more significant contracts could have a material adverse effect on the Company's operating results. See "Business--In Plant Store(R) Program-- The In-Plant Store(R) Supply Agreement."

COMPETITION

    The Company's business is highly competitive. The Company competes with a wide variety of traditional industrial supply distributors in each of the Company's geographic markets. Most of such distributors are small enterprises selling to customers in a limited geographic area. The Company also competes with several integrated direct mail suppliers and large warehouse stores, some of which have significantly greater financial resources than the Company. The primary areas of competition include price, breadth and quality of product lines distributed, ability to fill orders promptly, technical knowledge of sales personnel and, in certain product lines, service and repair capability. The Company believes that its ability to compete effectively is dependent upon its ability to deliver value-added procurement solutions to its customers through its In-Plant Store(R), On-Site StoreSM and Value Managed SupplySM programs, to respond to the needs of its customers through quality service and to be price-competitive. The Company believes that other companies, some of which may have greater resources than the Company, may develop and implement programs which offer services similar to, and which compete with, the Company's In-Plant Store(R) program. See "Business--Competition."

DEPENDENCE ON KEY PERSONNEL

    The Company's success depends largely on the efforts and abilities of certain key management employees. The loss of the services of one or more of such key personnel could have a material adverse effect on the Company's business and financial results.

CONTROL BY PRINCIPAL STOCKHOLDERS


    Following the Offering, the officers and directors of the Company will beneficially own in the aggregate approximately 34.9% of the outstanding shares of Common Stock (approximately 33.5% if the Underwriters' over-allotment option is exercised in full). Because of such share ownership, these stockholders will continue to have a significant influence on the election of members of the Company's Board of Directors and the determination of other corporate actions. See "Principal and Selling Stockholders."


DIVIDEND POLICY

    The Company intends to retain its earnings, if any, for use in the development and expansion of its business and does not presently intend to pay cash dividends to the holders of Common Stock. Payment of dividends is within the sole discretion of the Board of Directors and subject to certain limitations imposed by Delaware law. In addition, the Company's bank credit agreement limits the Company's ability to pay cash dividends to its stockholders. See "Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE; POTENTIAL FOR ADVERSE EFFECT ON STOCK PRICE


    Sales of substantial amounts of Common Stock in the public market following the Offering could have an adverse effect on the market price of the Common Stock. Of the 28,765,957 shares of Common Stock to be outstanding after the Offering, the Company estimates that 16,017,444 shares, including the 8,200,000 shares of Common Stock to be sold in the Offering, will be freely tradeable without restriction and 12,748,513 shares of Common Stock will be eligible for sale pursuant to the provisions of Rule 144 under the Securities Act. See "Shares Eligible for Future Sale" and "Underwriting."


                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 7,000,000 shares of Common Stock offered hereby by the Company (based upon an assumed offering price of $7.50 per share and after payment of underwriting discounts and commissions and estimated expenses of the Offering) are estimated to be $49,250,000 ($58,013,750 if the Underwriters' over-allotment option is exercised in full).



    The net proceeds to the Company from the Offering will be used to repay bank indebtedness, for working capital, including the opening of In-Plant Store(R) facilities, for general corporate purposes and for the possible acquisition of companies engaged in the business of providing industrial supply services. On March 31, 1996, approximately $2.7 million was borrowed, at the prime rate (8.25%), under the Company's bank credit agreement. The credit facility expires on January 31, 2000. Although the Company is continually evaluating possible acquisitions, it is not currently engaged in any negotiations with respect thereto.


    Pending application of the proceeds as described above, the Company intends to invest such proceeds in short-term interest-bearing securities. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

                                DIVIDEND POLICY

    The Company has paid no cash dividends on its Common Stock during the fiscal years ended December 31, 1994 and December 31, 1995 and presently does not intend to declare any cash dividends on the Common Stock in the foreseeable future. The payment of cash dividends in the future will depend on the Company's earnings, financial condition and capital needs and on other factors deemed relevant by the Board of Directors. It is the current policy of the Board of Directors to retain earnings to finance the operations and expansion of the Company's business. The Company's bank credit agreement restricts the Company's ability to pay cash dividends to its stockholders.

                                 CAPITALIZATION


    The following table sets forth as of March 31, 1996 (i) the actual capitalization of the Company and (ii) the capitalization of the Company as adjusted for the sale by the Company of 7,000,000 shares of Common Stock offered hereby based upon an assumed offering price of $7.50 per share and the application of the net proceeds thereof as described under "Use of Proceeds."


                                                           MARCH 31, 1996
                                                      ------------------------
                                                      ACTUAL       AS ADJUSTED
                                                      -------      -----------
                                                           (IN THOUSANDS)
Current portion of long-term debt................     $   147       $     147
                                                      -------      -----------
                                                      -------      -----------
Long-term obligations:
  Note payable...................................     $ 2,710       $  --
  Long-term debt.................................       1,452           1,452
                                                      -------      -----------
    Total long-term obligations..................       4,162           1,452
                                                      -------      -----------
Stockholders' equity:
  Preferred stock, par value $0.10 per share.
    Authorized: 500,000 shares; issued and
outstanding: none................................       --             --
Common stock, par value $0.10 per share.
  Authorized: 25,000,000 shares(1); 21,765,957
    shares issued and outstanding; 28,765,957
    shares issued and outstanding as
adjusted(2)......................................       2,177           2,877
Additional paid-in capital.......................      33,949          82,499
Accumulated deficit..............................     (10,558)        (10,558)
Note receivable from sale of stock...............         (50)            (50)
                                                      -------      -----------
    Total stockholders' equity...................      25,518          74,768
                                                      -------      -----------
    Total capitalization.........................     $29,680       $  76,220
                                                      -------      -----------
                                                      -------      -----------


- ------------

(1) Authorized Common Stock does not give effect to the amendment to the Company's Restated Certificate of Incorporation which increased the authorized Common Stock from 25,000,000 shares to 50,000,000 shares and which became effective on April 8, 1996.


(2) Excludes (i) 2,976,093 shares of Common Stock at March 31, 1996 which were reserved for issuance under the Company's 1990 Incentive Stock Option Plan and certain other stock option agreements, 1,727,188 of which were subject to currently exercisable options and 429,983 of which were subject to options that were not currently exercisable, and (ii) warrants to purchase 38,625 shares of Common Stock outstanding at March 31, 1996. See Note 14 of Notes to the Company's Financial Statements included elsewhere in this Prospectus.

                          PRICE RANGE OF COMMON STOCK

    The Common Stock is quoted on the Nasdaq National Market ("NNM") under the symbol "STRD". Prior to October 6, 1994, the Common Stock traded on the Nasdaq SmallCap Market. Prior to March 16, 1994, the Common Stock was not regularly quoted on any national market quotation system.

    The following table sets forth the high and low sale prices of the Common Stock on the NNM or the Nasdaq SmallCap Market, as the case may be, in 1994 and 1995 for the periods indicated. These prices have not been adjusted to reflect the three percent (3%) Common Stock dividend paid on December 29, 1995 to stockholders of record on December 18, 1995.


                                                                   HIGH                LOW
                                                             ----------------    ----------------
Fiscal Year Ended December 31, 1994:
  First Quarter...........................................   $ 5 1/4             $ 3 3/4
  Second Quarter..........................................     5                   3 3/4
  Third Quarter...........................................     5                   3 3/4
  Fourth Quarter..........................................     5 1/8               3

Fiscal Year Ended December 31, 1995:
  First Quarter...........................................   $ 5                 $ 3 3/4
  Second Quarter..........................................     4 15/16             3 1/16
  Third Quarter...........................................     6 3/8               4 1/16
  Fourth Quarter..........................................     7 7/8               5 5/8

Fiscal Year Ending December 31, 1996:
  First Quarter...........................................   $ 8 1/4             $ 5 5/8
  Second Quarter (through April 25, 1996).................     7 5/8               5 3/4



    On April 25, 1996, the last reported sale price for the Common Stock as reported by Nasdaq was $7 1/2 per share. As of March 31, 1996, there were approximately 1,500 holders of record of the Common Stock.

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA


    The following table sets forth selected historical and pro forma consolidated financial data for the periods indicated. Such data is qualified by reference to, and should be read in conjunction with, the Company's Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.



    The statement of operations data for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and the balance sheet data as of December 31, 1991, 1992, 1993, 1994 and 1995 are derived from the Company's audited consolidated financial statements. The Company's consolidated financial statements as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their report thereon which appears elsewhere in this Prospectus. The information for the three months ended March 31, 1995 and 1996 has been derived from the Company's unaudited financial statements. In the opinion of management, such unaudited consolidated financial statements include all adjustments (consisting only of normal, recurring accruals) necessary for a fair presentation of financial position and results of operations. The pro forma and as adjusted data are provided for informational purposes only and the pro forma data should not be construed to be indicative of what results would have been, or what results may be in the future, had the transaction referred to therein been consummated as of the beginning of the year presented.


                                                                                                                   THREE
                                                                                                                   MONTHS
                                                                                                                   ENDED
                                                          YEAR ENDED DECEMBER 31,                                MARCH 31,
                              --------------------------------------------------------------------------------   ----------
                                                                                                 PRO FORMA(1)
                                    1991            1992         1993         1994         1995       1995             1995
                                                     (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)
STATEMENT OF OPERATIONS
 DATA:
 Revenues...................     $25,987         $31,025      $37,098      $77,613     $117,493      $120,265       $25,396
 Gross profit...............       6,965           8,293       10,161       18,228       25,898        26,262         5,853
 Operating income (loss)....        (317)            327          639        2,202        1,959         1,386           903
 Income (loss) from
   continuing operations....         404(3)           63          202        2,235        1,004           429           540
 Income from discontinued
operations(4)...............         100(5)          165          100           --           --            --            --
 Net income (loss)..........         554(3)          228          302        2,235        1,004           429           540

PER SHARE DATA:
 Primary:
   Income (loss) from
    continuing operations...        0.03(3)         0.01         0.02         0.13         0.05          0.02          0.02
   Income from discontinued
operations(4)...............        0.01            0.01           --           --           --            --            --
   Net income (loss)........        0.04(3)         0.02         0.02         0.13         0.05          0.02          0.02
 Fully Diluted--
   Net income (loss)........        0.04(3)         0.02         0.02         0.13         0.04          0.02          0.02
AVERAGE NUMBER OF SHARES OF
 COMMON STOCK OUTSTANDING...  12,488,873      12,541,784   12,684,911   16,993,971   21,689,653    21,689,653    21,661,222

OTHER DATA:
 Number of operational
   In-Plant Store(R)
facilities(6)...............          --              --           --           17           31            31            24
 Number of In-Plant Store(R)
customers(6)................          --              --           --           12           21            21            14
 Number of branches(6)......          13              20           23           26           32            32            26
 Revenues from In-Plant
   Store(R) facilities......          --              --           --      $31,931      $53,895       $53,895       $11,126
 Revenues from
branches(7).................     $25,987         $31,025      $37,098      $45,682      $63,598       $66,370       $14,270



                                    1996

STATEMENT OF OPERATIONS
 DATA:
 Revenues...................     $33,316
 Gross profit...............       7,083
 Operating income (loss)....      (1,877)(2)
 Income (loss) from
   continuing operations....      (1,966)(2)
 Income from discontinued
operations(4)...............          --
 Net income (loss)..........      (1,966)(2)
PER SHARE DATA:
 Primary:
   Income (loss) from
    continuing operations...       (0.09)(2)
   Income from discontinued
operations(4)...............          --
   Net income (loss)........       (0.09)(2)
 Fully Diluted--
   Net income (loss)........       (0.09)(2)
AVERAGE NUMBER OF SHARES OF
 COMMON STOCK OUTSTANDING...  21,740,823
OTHER DATA:
 Number of operational
   In-Plant Store(R)
facilities(6)...............          37
 Number of In-Plant Store(R)
customers(6)................          23
 Number of branches(6)......          32
 Revenues from In-Plant
   Store(R) facilities......     $16,805
 Revenues from
branches(7).................     $16,511

                                                   (Footnotes on following page)

                                                                   DECEMBER 31,                              MARCH 31,
                                               ----------------------------------------------------    ----------------------
                                                                                                                     AS
                                                                                                                  ADJUSTED(8)
                                                1991        1992       1993       1994       1995       1996         1996
                                               ------      -------    -------    -------    -------    -------    -----------
BALANCE SHEET DATA:
 Working capital............................   $3,854(9)   $ 4,464    $ 4,978    $17,902    $23,599    $19,650      $66,190
 Total assets...............................    9,056       13,003     14,926     37,408     48,051     48,881       95,421
 Long-term debt obligations.................    3,253(9)     4,882      5,949      1,618      5,903      4,162        1,452
 Stockholders' equity.......................    2,738        3,116      3,448     24,721     27,391     25,518       74,768


- ------------
(1) Includes the applicable pro forma effect of adjustments in 1995 for the acquisition of ATSG as if such acquisition occurred on January 1, 1995. See Pro Forma Statement of Income for the year ended December 31, 1995 set forth in the Company's Financial Statements included elsewhere in this Prospectus.


(2) Includes a restructuring charge of $920,000.



(3) Includes $1,000,000 of proceeds from a key-man life insurance policy.



(4) Relates to the Company's discontinuance of its information services business, which constituted the Company's business prior to July 1, 1990.



(5) Net of $50,000 in income taxes.



(6) As of the end of the period.



(7) Includes all revenues other than those from the Company's In-Plant Store(R) program.



(8) Adjusted to give effect to the sale by the Company of the Shares offered by the Company hereby (based upon an assumed offering price of $7.50 per share) and the application of the net proceeds therefrom as described under "Use of Proceeds."



(9) Current portion of note payable to bank in 1991 of $3,083,000 has been excluded from working capital and included in long-term debt obligations. This debt was subsequently refinanced.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The Company provides proprietary industrial supply procurement solutions to industrial sites, primarily through its In-Plant Store(R) program. The Company became a provider of industrial supply services in July 1990. The Company conducts its operations primarily through its four subsidiaries, SafetyMaster Corporation ("SafetyMaster"), acquired on July 9, 1990, Lewis Supply (Delaware), Inc. ("Lewis Supply"), acquired on August 28, 1992, Industrial Systems Associates, Inc. ("ISA"), acquired on January 4, 1994, and American Technical Services Group, Inc. ("ATSG"), acquired on May 12, 1995. In addition, Lewis Supply acquired the Industrial Supplies Division of Lufkin Industries, Inc. (the "Lufkin Division") on June 16, 1994. For more information concerning these entities, see the Company's Financial Statements and the notes thereto included elsewhere in this Prospectus.

RESULTS OF OPERATIONS

    The following table of revenues and percentages sets forth selected items of the results of operations.

                                                                               THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,             MARCH 31,
                                            ------------------------------    --------------------
                                             1993       1994        1995        1995        1996
                                            -------    -------    --------    --------    --------
                                                            (DOLLARS IN THOUSANDS)
Revenues.................................   $37,098    $77,613    $117,493    $ 25,396    $ 33,316
                                            -------    -------    --------    --------    --------
                                              100.0%     100.0%      100.0%      100.0%      100.0%
Cost of sales............................      72.6       76.5        78.0        77.0        78.7
Gross profit.............................      27.4       23.5        22.0        23.0        21.3
Selling, general and administrative
expenses.................................      25.7       20.7        20.3        19.4        24.1
Restructuring charge.....................        --         --          --          --         2.8
Operating income (loss)..................       1.7        2.8         1.7         3.6        (5.6)
Interest (income) expense, net...........       1.2        0.9         0.1          --         0.3
Income (loss) before income taxes........       0.5        1.9         1.6         3.6        (5.9)
Income tax expense (benefit).............        --       (1.0)        0.7         1.5          --
Income (loss) from continuing
operations...............................       0.5        2.9         0.9         2.1        (5.9)
Income from discontinued operations......       0.3         --          --          --          --
Net income (loss)........................       0.8        2.9         0.9         2.1        (5.9)



Three Months Ended March 31, 1996 Compared to Three Months Ended March 31, 1995



    Revenues for the three months ended March 31, 1996 increased 31.2% to $33,316,372 from $25,396,090 for the three months ended March 31, 1995. During the three months ended March 31, 1996, $16,804,823 of revenues were from In-Plant Store(R) facilities and $16,511,549 were from branches (including sales and service locations). During the three months ended March 31, 1995, $11,126,084 of revenues were from In-Plant Store(R) facilities and $14,270,006 were from branches (including sales and service locations). Internal growth, primarily from implementation of new In-Plant Store(R) facilities, accounted for 66.2% of the increase. The balance of the increase came from the inclusion of the results of operations of ATSG for the three months ended March 31, 1996. One In-Plant Store(R) customer (with which the Company operates under four separate contracts) represented approximately 12.3% of revenues for the three months ended March 31, 1995 but less than 10.0% of revenues for the three months ended March 31, 1996. Another In-Plant Store(R) customer (with which the Company operates under four separate contracts) represented approximately 11.5% of revenues for the three months ended March 31, 1996.

    Cost of sales as a percentage of revenues increased to 78.7% for the three months ended March 31, 1996 from 77.0% for the three months ended March 31, 1995. The increase resulted from the higher percentage of sales from In-Plant Store(R) facilities which have lower margins than the branches.



    Selling, general and administrative expenses as a percentage of revenues increased to 24.1% for the three months ended March 31, 1996 from 19.4% for the three months ended March 31, 1995. The increase resulted primarily from expenses incurred by the Company in connection with its expansion of the In-Plant Store(R) program.



    On March 18, 1996, the Company announced the merger of SafetyMaster and Lewis Supply. In connection with the merger, the Company recorded a restructuring charge aggregating $920,000 for employee termination benefits, asset write-offs and lease payments. The restructuring charge was equal to 2.8% of revenues for the three months ended March 31, 1996.



    Interest expense, net increased by $94,177 to $89,069 for the three months ended March 31, 1996 from interest income, net of $5,108 for the three months ended March 31, 1995. The increase in interest expense, net resulted primarily from borrowings incurred to finance the working capital requirements of new In-Plant Store(R) facilities.



    Income tax expense decreased by $368,000 to $0 for the three months ended March 31, 1996. An income tax benefit was not recorded for the three months ended March 31, 1996 because the Company does not believe that it is more likely than not that the benefit will be realized during the current year.



    The net loss for the three months ended March 31, 1996 was $1,965,692 compared to net income of $539,687 for the three months ended March 31, 1995, primarily as a result of the items previously discussed.


Year Ended December 31, 1995 Compared to Year Ended December 31, 1994


    Revenues for the year ended December 31, 1995 increased 51.4% to $117,493,338 from $77,613,379 in 1994. During 1995, $53,895,081 of revenues were from In-Plant Store(R) facilities and $63,598,257 were from branches (including sales and service locations). During 1994, $31,931,587 of revenues were from In-Plant Store(R) facilities and $45,681,792 were from branches (including sales and service locations). Internal growth, primarily from implementation of new In-Plant Store(R) facilities, accounted for 78.4% of the increase. The balance of the increase came from the inclusion of the results of operations of ATSG from the date of the acquisition of ATSG through December 31, 1995. One In-Plant Store(R) customer (with which the Company operates under four separate contracts) represented approximately 10% and 15% of the revenues for the years ended December 31, 1995 and 1994, respectively.


    Cost of sales as a percentage of revenues increased to 78.0% for the year ended December 31, 1995 from 76.5% in 1994. The increase resulted primarily from higher percentage of sales from In-Plant Store(R) facilities which have lower margins than the branches.

    Selling, general and administrative expenses as a percentage of revenues decreased to 20.3% for the year ended December 31, 1995 from 20.7% in 1994. The improvement resulted primarily from the higher percentage of sales from In-Plant Store(R) facilities which have lower levels of selling, general and administrative expenses than the branches. The improvement was partially offset by expenses incurred by the Company in connection with its expansion of the In-Plant Store(R) program.

    Interest expense, net decreased by $637,029 to $98,006 for the year ended December 31, 1995 from $735,035 in 1994. The decrease in interest expense, net resulted primarily from the repayment of the Company's bank indebtedness in the amount of approximately $13,300,000 with net proceeds from the sale of 5,750,000 shares of Common Stock on October 13, 1994.

    Income tax expense increased by $1,625,000 to $857,000 for the year ended December 31, 1995 from an income tax benefit of $768,000 in 1994. The tax benefit in 1994 resulted from a reevaluation, based on expected future taxable income resulting from 1994 acquisitions, of the realizability of future income tax benefits arising from the utilization of a net operating loss carryforward and other deferred tax assets. At December 31, 1995, no valuation allowance related to the utilization of the net operating loss carryforward was provided because the Company believes that it is more likely than not that sufficient taxable income will be generated to allow for the realization of the future tax benefits.

    Net income for the year ended December 31, 1995 was $1,003,926, compared to net income of $2,234,820 in 1994, primarily as a result of the items previously discussed.

Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

    Revenues for the year ended December 31, 1994 increased 109.2% to $77,613,379 from $37,097,753 in 1993. During 1994, $31,931,587 of revenues were from In-Plant Store(R) facilities and $45,681,792 were from branches. During 1993, all revenues were from branches. The inclusion of the results of operations of ISA and the Lufkin Division for the year ended December 31, 1994 accounted for 77.1% and 15.4%, respectively, of the increase; the balance was from internal growth at the branches. One In-Plant Store(R) customer (with which the Company operates under four separate contracts) represented approximately 15% of the revenues for the year ended December 31, 1994.

    Cost of sales as a percentage of revenues increased to 76.5% for the year ended December 31, 1994 from 72.6% in 1993. The primary reason for the increase was the impact of the acquisition of ISA, whose In-Plant Store(R) facilities have lower margins than the Company's branches.

    Selling, general and administrative expenses as a percentage of revenues decreased to 20.7% for the year ended December 31, 1994 from 25.7% in 1993. The improvement resulted primarily from the impact of the acquisition of ISA, whose In-Plant Store(R) facilities have lower levels of selling, general and administrative expenses than the branches.

    Interest expense, net increased by $297,713 to $735,035 for the year ended December 31, 1994 from $437,322 in 1993. The increase resulted primarily from additional borrowings incurred to finance the acquisitions of ISA and the Lufkin Division, as well as higher interest rates. Included in interest expense, net was interest income earned from the net proceeds of the sale of 5,750,000 shares of Common Stock on October 13, 1994. The Company used net proceeds from such sale to repay approximately $13,300,000 of bank debt, thereby reducing interest expense for the remainder of the year.

    The tax benefit in 1994 resulted from a reevaluation, based on expected future taxable income resulting from 1994 acquisitions, of the realizability of future income tax benefits arising from the utilization of a net operating loss carryforward and other deferred tax assets. At December 31, 1994, no valuation allowance related to the utilization of the net operating loss carryforward was provided because the Company believes that it is more likely than not that sufficient taxable income will be generated to allow for the realization of the future tax benefits.

    Income from discontinued operations, which was 0.3% of revenues for the year ended December 31, 1993, related to the Company's previous decision to dispose of its information services business and represented current valuations of certain lease obligations.

    Net income for the year ended December 31, 1994 was $2,234,820, compared to net income of $301,599 in 1993, primarily as a result of the items previously discussed.

LIQUIDITY AND CAPITAL RESOURCES


    Effective as of December 31, 1995, the Company entered into a new revolving bank credit agreement providing for maximum outstanding borrowings of $20,000,000. These borrowings bear interest at the prime rate (8.25% as of March 31, 1996) and/or a Eurodollar rate, with a 1/4% commitment fee on the unused portion of the credit available. The credit facility expires on January 31,

2000. At March 31, 1996, $2,710,000 was borrowed, at an interest rate of 8.25%, under the credit facility. The amount which the Company may borrow under the credit facility is based upon eligible accounts receivable, which were approximately $18,900,000 at March 31, 1996. The credit facility contains customary financial and other covenants and is collateralized by substantially all of the assets, as well as the pledge of the capital stock, of the Company's subsidiaries.


    On October 13, 1994, the Company sold 5,750,000 shares of Common Stock in an underwritten public offering. The net proceeds to the Company were $15,405,500, of which approximately $13,300,000 was used to repay the Company's bank indebtedness.


    The net cash provided by operating activities was $2,509,498 for the three months ended March 31, 1996 compared to $288,628 for the three months ended March 31, 1995. The increase resulted primarily from a decrease in accounts receivable and an increase in accounts payable and accrued expenses, which were partially offset by an increase in inventories and the change from net income to a net loss.



    The net cash used in operating activities was $5,319,122 for the year ended December 31, 1995, compared to $3,932,668 for the year ended December 31, 1994. The increase resulted primarily from an increase in accounts receivable and inventories and a decrease in net income, which were partially offset by increases in deferred taxes, accounts payable and accrued expenses.


    The Company believes that cash on hand, cash generated from operations and cash from the Company's bank credit facility will generate sufficient funds to permit the Company to meet its liquidity needs for the foreseeable future, including the costs to be incurred by the Company in connection with the anticipated expansion of the In-Plant Store(R) program.

    The Company has stated its intention to seek further acquisition opportunities. If the Company is able to identify satisfactory acquisitions, the source of funds for such acquisitions is anticipated to be internally generated cash and cash from future borrowings or sales of equity securities, although there is no guarantee that the Company would be successful in raising funds from such sources.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement, effective commencing in 1996, establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. The initial adoption of this standard will not have a material impact on the Company's financial position and results of operations.

    In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." As allowable by SFAS No. 123, the Company will not recognize compensation cost for stock-based compensation arrangements, but rather will disclose in the notes to the financial statements the impact on net income and earnings per share as if the fair value based compensation cost had been recognized commencing in 1996.

INFLATION

    The Company believes that any impact of general inflation has not had a material effect on its results of operations. The Company's current policy is to attempt to reduce any impact of inflation through price increases and cost reductions.

SEASONALITY

    The Company does not believe that its business is seasonal in nature.

                                    BUSINESS

GENERAL

    The Company provides proprietary industrial supply procurement solutions to industrial sites, primarily through its In-Plant Store(R) program. The Company sells a broad range of industrial supplies, which include MRO items, replacement parts and selected classes of production materials. Industrial supplies are generally items which are low in price, but are critical to the production process and have historically been characterized by high procurement costs due to inherent inefficiencies in traditional industrial supply distribution methods. The Company's In-Plant Store(R) program, in which large industrial sites outsource the procurement of industrial supplies to the Company, substantially eliminates these inefficiencies by reducing both the process and product costs associated with industrial supply procurement. The Company's In-Plant Store(R) program also helps customers achieve operational improvements, such as reduced plant down-time resulting from unavailable parts and manufacturing process improvements due to better tracking of critical parts. The Company believes that its In-Plant Store(R) program is superior to both traditional and other alternative methods of industrial supply distribution.

    The Company believes that increased recognition of the inefficiencies associated with the traditional industrial supply distribution process has rapidly increased the demand for the Company's In-Plant Store(R) program in recent years. From January 1994 to April 1996, the number of In-Plant Store(R) sites operated by the Company increased from 13 to 44. Twenty of these sites were added from March 1995 to April 1996. In addition, the Company recently announced the signing of an agreement with a single customer to implement eight additional In-Plant Store(R) facilities during 1996.

    The In-Plant Store(R) program is a comprehensive outsourcing service through which the Company manages all aspects of industrial supply procurement at a customer's industrial site. Prior to the implementation of an In-Plant Store(R), the industrial site would typically obtain industrial supplies from as many as 500 traditional industrial distributors. Through the In-Plant Store(R) program, the Company becomes responsible for servicing all of its customer's industrial supply needs by establishing a dedicated, fully integrated store within the customer's plant. The customer, in turn, purchases virtually all of its industrial supplies from the In-Plant Store(R). The Company staffs the In-Plant Store(R) with its own highly trained industrial procurement professionals, installs proprietary software designed specifically for industrial procurement and helps determine optimal inventory levels based on the supply needs of each site. Upon implementation, the In-Plant Store(R) purchases, receives, inventories and issues industrial supplies directly to plant personnel, delivers ongoing technical support and provides the customer with a comprehensive invoice twice per month, thereby reducing the administrative burden of traditional industrial supply. The In-Plant Store(R) generates system-wide savings generally ranging from 15% to 25% of customers' annual industrial supply purchase costs.


    The total United States market for the categories of industrial supplies offered by the Company is estimated to be approximately $225 billion annually. Of this total, it is estimated that approximately $20 billion to $30 billion of industrial supplies are purchased annually by the 15,000 largest industrial plants in the United States. These plants represent potential customers for the Company's In-Plant Store(R) program. The Company believes that very few of these 15,000 plants have outsourced their industrial supply procurement. The Company's In-Plant Store(R) customers span a broad range of industries, including the automotive, chemicals, construction, food processing, power generation and natural resource extraction industries, and the In-Plant Store(R) program is suitable for virtually any industry that uses industrial supplies. The Company's existing customers include Allied Signal Inc., The Black and Decker Corporation, Bridgestone/Firestone, Inc., Onan Corporation, Homelite, Inc., Hoechst Celanese Corporation, NACCO Materials Handling Group, Inc. and Westinghouse Electric Corporation.

    In addition to its In-Plant Store(R) program, the Company offers several other proprietary industrial supply procurement solutions aimed at specific types of customers. Through its Value Managed SupplySM program, the Company is able to provide some of the features of the In-Plant Store(R) to customers which are too small to support an In-Plant Store(R) or are not prepared to outsource their industrial supply procurement completely. For industrial activities such as construction projects and plant turnarounds, the Company offers its proprietary On-Site StoreSM program in which customers temporarily outsource the management of industrial supply procurement to the Company. The Company offers its Value Managed SupplySM and On-Site StoreSM programs through its network of branches which also provide traditional industrial supply services to customers in markets that have historically been underserved by other industrial supply distributors. The Company also offers other selected outsourcing services for industrial customers, including the management of industrial laundry, process control maintenance and plant logistics. The Company delivers the Value Managed SupplySM program, the On-Site StoreSM program, other outsourcing services and traditional distribution to over 19,000 customers through a network of 32 branches and ten sales and service offices located throughout the United States and in Mexico.

INDUSTRY OVERVIEW

    The total United States market for industrial supplies is estimated to be in excess of $225 billion annually. As a provider of targeted industrial supply procurement solutions, the Company's market includes virtually every industrial, manufacturing and service business that uses large quantities of industrial supplies. Although growth in the industrial supply market is generally tied to the expansion of Gross Domestic Product, most companies have continuing needs for industrial supplies. The Company believes that increasing numbers of industrial firms are looking for ways to reduce costs by eliminating the inefficiencies of traditional industrial supply distribution.

    The Company operates in a highly fragmented industry with the 50 largest industrial supply distributors accounting for only about 6% of the market. The Company believes that approximately 135,000 smaller traditional industrial distributors, substantially all of which have annual sales of less than $10 million, supply over 65% of the market. Growing recognition of the high costs and operational inefficiencies associated with purchasing industrial supplies from traditional distributors has increased demand for alternative methods of distribution, leading to the development of programs which are generally referred to as "integrated supply." These programs vary widely, but they include such concepts as corporate purchasing cards, industrial supply consortiums and direct mail supply. While these integrated supply programs help to reduce some of the costs associated with traditional industrial supply distribution and modestly increase efficiencies, in contrast to the Company's proprietary In-Plant Store(R) program they do not focus on the structural flaws inherent in the industrial supply distribution process.

    The traditional model for the distribution of industrial supplies is burdened by both the duplication and the inefficient performance of multiple functions. In the traditional model, the industrial distributor must (i) source and absorb the freight costs for the item, (ii) receive, warehouse and account for the item, (iii) invest in inventory and incur the associated carrying costs and (iv) market and sell the item to the end user. Once the need for the item arises, the plant requiring the item must repeat many of these steps, including
(i) sourcing and absorbing the freight costs for the item, (ii) receiving, warehousing and accounting for the item, (iii) investing in inventory and incurring the associated carrying costs and (iv) issuing the item to the user on the plant floor. In the In-Plant Store(R), each activity is performed only once by the Company, thereby streamlining the procurement process and generating system-wide savings generally ranging from 15% to 25% of customers' annual industrial supply purchase costs. The procurement of industrial supplies is generally outside the core activity of most manufacturers. As a result, industrial supply procurement is often neglected and poorly managed within industrial plants. For example, industrial supplies are generally purchased by personnel whose expertise in purchasing these items is limited. In addition, supplies are typically stored in a number of locations within an industrial plant, resulting in excess inventories and duplicate purchase orders. Finally, industrial supplies are frequently purchased by multiple personnel in uneconomic quantities, and a substantial portion of most facilities' industrial supplies are one-time purchases which entail high prices and time-consuming administrative efforts. The In-Plant Store(R) eliminates the duplication and waste inherent in the traditional industrial distribution model.

    In addition to the cost savings inherent in eliminating an entire step in the distribution process, the In-Plant Store(R) leads to operational improvements at the customers' host plants. For stock items, each of the In-Plant Store(R) facilities has achieved more than a 98% product request fill rate. For one-time purchases, In-Plant Store(R) personnel are experts in efficiently sourcing these generally low usage items. The efficient procurement of industrial supplies reduces the down-time of equipment in need of a critical part. In the traditional model, a significant percentage of industrial supplies are sourced directly by the plant employee in need of the item, rather than a purchasing professional. These plant employees, whose time is diverted from performing their core functions, generally do not consider price as the determining factor in their purchase decision. The In-Plant Store(R), on the other hand, offers these critical items at prices available to a high volume purchaser. Further, under the traditional model such plant personnel accumulate sub-stocks of low usage but critical items. In the Company's experience, the presence of an In-Plant Store(R) eliminates the need for such sub-stocks.

COMPANY STRATEGY

    The Company intends to enhance its position as the leading on-site provider of proprietary industrial supply procurement solutions, primarily through the expansion of its In-Plant Store(R) program. The Company believes its In-Plant Store(R) model is superior to the traditional model of industrial distribution due to the following key elements: (i) efficient, low cost operations; (ii) superior customer service; (iii) superior technology; and (iv) ease of implementation.

    . Efficient, Low Cost Operations. The In-Plant Store(R) is an effective means for customers to eliminate redundant and inefficient distribution methods. By locating the In-Plant Store(R) within a customer's site, the cost of supporting two warehouses, one at the traditional distributor and one within the customer's plant site, is eliminated. Similarly, because the customer agrees to purchase its industrial supply requirements from the In-Plant Store(R), the continuing marketing and selling expenses of the traditional distributor are eliminated. In addition, as a volume purchaser of low price and often critical items, the In-Plant Store(R) maintains competitive prices on virtually all items sold. Finally, because the Company employs its own highly trained personnel and assumes ownership of the industrial supply inventory at host plants, the Company's customers can reduce their own headcount and investment in inventory. Although the inventory investment is transferred to the In-Plant Store(R), the Company's superior information and sourcing systems enable the In-Plant Store(R) to operate with reduced levels of inventory with turns often in excess of seven times per year, as opposed to an average of under two times per year previously incurred by existing customers which relied on the traditional method of industrial distribution.

    . Superior Customer Service. With its commitment to customer service and continuous improvement, supported by extensive training at the Company's dedicated training center in Easton, Maryland, the Company delivers substantial operational improvements to its customers. By determining inventory levels appropriate to each customer and installing proprietary systems which monitor and replenish that inventory on a timely basis, each of the In-Plant Store(R) facilities has achieved more than a 98% product request fill rate for stock items. The efficient and dependable sourcing of low usage, yet critical, repair or replacement parts minimizes machine down-time at customer plants. In addition, In-Plant Store(R) systems centrally process authorizations, purchase orders, receiving tickets, invoices, accounting data and other administrative tasks previously dispersed throughout the customer's plant. The customer receives only two detailed invoices per month.

    . Superior Technology. The In-Plant Store's(R) proprietary management information system, known as ISACSSM, aids customers in improving manufacturing performance and supports customer service and efficient operations. In addition to the centralized administrative functions mentioned above, ISACSSM generates real-time reports specifying product utilization by work order, department and/or individual. This improved information flow gives site managers the ability to measure certain manufacturing and maintenance processes, often for the first time. Additionally, the In-Plant Store(R) employees have on-line access to stock inquiry and order-status reports allowing them to respond to customer inquiries for both stock and one-time purchases on a real-time basis. This allows the In-Plant Store(R) to minimize its own inventories while eliminating out-of-stock items for its customer. The Company continually upgrades its management information system to improve productivity and customer service. The Company is in the process of developing several Internet applications, including corporate-wide e-mail and a World Wide Web presence with ongoing marketing and stockholder information. The Company is committed to exploring other Internet applications, such as the development of technical support databases, industrial supply procurement tools and multimedia marketing presentations.

    . Ease of Implementation. When the Company implements an In-Plant Store(R) program, it redefines the customer's distribution channel for a large number of critical items. Recognizing the challenges faced by its customers associated with switching from the traditional to the In-Plant Store(R) model, the Company believes that a well-executed implementation is extremely important in creating a long term customer relationship. The Company's dedicated implementation staff works with the management and employees of the host site and, when necessary, customizes the In-Plant Store(R) to the needs of each customer. This customization includes determining the nature and quantity of stock items appropriate for the plant site, arranging for the optimal sourcing of one-time buys and configuring ISACSSM to generate detailed billing, price variance and inventory control reports useful to that particular host plant. In addition, the Company's implementation team works with host site managers to determine whether the customer would benefit from the Company's other value-added services.

GROWTH STRATEGY

    The Company's goal is to become the leading provider of industrial supply procurement solutions for major industrial companies throughout North America. In pursuing this goal, the Company benefits from the current trends toward outsourcing non-core activities, consolidating vendor relationships and focusing on lowering costs while improving operations. To increase its business, the Company plans to: (i) market its In-Plant Store(R) program to new customers;
(ii) expand relationships with existing customers; (iii) offer proprietary solutions to existing customers and new categories of customers; and (iv) expand internationally.

    . New In-Plant Store(R) Customers. The Company believes that its most significant opportunity to grow revenues is to market its In-Plant Store(R) program to new customers. The total United States market for the categories of industrial supplies offered by the Company is estimated to be approximately $225 billion annually. Of this total, it is estimated that approximately $20 billion to $30 billion of industrial supplies are purchased annually by the 15,000 largest industrial plants in the United States. These plants represent potential customers for the Company's In-Plant Store(R) program. From January 1994, when the Company began actively marketing the program, to April 1996, the number of In-Plant Store(R) sites operated by the Company increased from 13 to 44. Twenty of these sites were added from March 1995 to April 1996. In addition, the Company recently announced the signing of an agreement with a single customer to implement eight additional In-Plant Store(R) facilities during 1996. The Company believes that increasing recognition of the high costs associated with the traditional model of industrial distribution, as well as recognition of the Company's ability to provide an effective industrial supply solution, have increased demand for the Company's In-Plant Store(R) facilities.

   The principal tool used by the Company to sell the In-Plant Store(R) concept is the Value Management StudySM. A Value Management StudySM is an analysis prepared by the Company and provided to a potential customer detailing the savings achievable from an In-Plant Store(R). The Value Management StudySM is a valuable tool in allowing the Company to assess the particular needs of each potential customer. See "--In-Plant Store(R) Program--Sales and Marketing."

   To meet the increased demand for its In-Plant Store(R) program, the Company is currently investing substantial resources in order to sell, implement and staff additional In-Plant Store(R) facilities. The Company has increased its direct sales force from one at the beginning of 1995 to eight at the beginning of 1996. The Company's direct sales force is supported by ten analysts who focus primarily on the preparation of Value Management StudiesSM. The Company began establishing a dedicated implementation staff in June 1995 and currently employs 25 implementation specialists. The Company also employs 11 information technology professionals. Finally, the Company has established a training center in Easton, Maryland where employees receive extensive training in the In-Plant Store(R) program.

    . Expansion of Existing Customer Relationships. The Company's typical large industrial customer has multiple plant sites. As a result, the Company has been successful in selling multi-site In-Plant Store(R) programs to existing customers. In January 1995, the Company operated multi-site In-Plant Store(R) programs for two customers representing seven individual In-Plant Store(R) sites. The Company currently serves nine multi-site customers representing 28 In-Plant Store(R) sites. The Company believes that existing In-Plant Store(R) customers operate over 350 additional industrial sites of sufficient size to support an In-Plant Store(R) program.

   Historically, the Company focused its In-Plant Store(R) sales effort on plant level decision makers. While the Company still believes that acceptance from plant level managers is critical to satisfying its customers, the Company is also directing marketing resources toward corporate level sales. In the Company's experience, corporate level acceptance has shortened the sales cycle necessary to add facilities to existing customers.

    . Additional Proprietary Services. In addition to its In-Plant Store(R) program, the Company offers several other proprietary industrial supply procurement solutions aimed at specific types of customers. Through its Value Managed SupplySM program, the Company is able to provide some of the features of the In-Plant Store(R) to customers which are too small to support an In-Plant Store(R) or are not prepared to outsource completely their industrial supply procurement. For industrial activities such as construction projects and plant turnarounds, the Company offers its proprietary On-Site StoreSM program in which customers temporarily outsource the management of industrial supply procurement to the Company. The Company offers its Value Managed SupplySM and On-Site StoreSM programs through its network of branches which also provide traditional industrial supply services to customers in markets that have historically been underserved by other industrial supply distributors. The Company also offers other selected outsourcing services for industrial customers, including the management of industrial laundry, process control maintenance and plant logistics. The Company delivers the Value Managed SupplySM program, the On-Site StoreSM program, other outsourcing services and traditional distribution to over 19,000 customers through a network of 32 branches and ten sales and service offices located throughout the United States and in Mexico.

    . International Expansion. The Company has found that its In-Plant Store(R) program and other of the Company's proprietary services are applicable outside the United States. The Company believes that foreign markets, including both developed and emerging markets, are characterized by inadequate industrial supply infrastructure. In addition, many of the Company's existing In-Plant Store(R) customers are multi-national corporations. In the first quarter of 1996, the Company implemented an In-Plant Store(R) in a plant in Mexicali, Mexico.

IN-PLANT STORE(R) PROGRAM

    The Company expects its future growth to be achieved primarily through its In-Plant Store(R) program. The Company believes that the In-Plant Store(R) offers customers the lowest achievable cost structure for their industrial supply procurement requirements. The In-Plant Store(R) program is a comprehensive out-sourcing service through which the Company manages all aspects of industrial supply procurement at a customer's industrial site. The Company staffs the In-Plant Store(R) with its own personnel, helps determine optimal inventory levels, purchases and stocks all industrial supplies, issues them to the customer's plant employees and provides ongoing technical support.

    The In-Plant Store(R) program has been able to achieve substantial cost savings and more efficient plant operations through reductions in product costs, elimination of process costs and improvements in operations. Based upon the Company's Value Management StudiesSM, system-wide savings in customers' annual industrial supply purchase costs have generally ranged from 15% to 25%.

Reduction of Customer's Product Costs

    . Lowers Direct Product Costs. The Company offers pricing that is typically
      3% to 5% lower than a customer's historic cost. The Company is able to achieve such pricing because it is a high volume purchaser and its operating model comprises a lower inherent cost structure than traditional methods of supply.

    . Eliminates Industrial Supply Inventory Carrying Costs. The Company, rather than the customer, purchases and maintains industrial supply inventory at the plant site. The customer is charged only as each item is used, thereby eliminating the need for the customer's capital to be deployed in industrial supply inventory. The Company has historically been able to achieve plant level inventory reductions ranging from $500,000 to $2.5 million. The Company's information systems permit it to carry much lower inventory positions than customers could carry using traditional industrial supply management. Although the inventory investment is transferred to the In-Plant Store(R), the Company's superior information and sourcing systems enable the In-Plant Store(R) to operate with reduced levels of inventory with turns often in excess of seven times per year, as opposed to an average of under two times per year previously incurred by existing customers which relied on the traditional method of industrial distribution.

Elimination of Process Costs

    . Reduces Paperwork. Accounting and data processing expenses are reduced as the Company issues the customer only two comprehensive invoices each month as compared to the thousands of requisitions, purchase orders, packing slips and vendor invoices which were created when the customer's own purchasing department was responsible for industrial supply procurement. The Company believes that the administrative costs associated with placing a single purchase order can be in excess of $100.

    . Reduces Payroll. As a result of the Company assuming the supply function, the customer can redeploy or eliminate personnel who were previously responsible for purchasing, receiving, taking inventory and issuing industrial supplies.

    . Eliminates Multiple Suppliers. The customer no longer needs to maintain relationships with numerous industrial distributors. All supplies are obtained from one source, the In-Plant Store(R), as opposed to as many as 500 traditional industrial distributors for a typical large industrial plant.

Operational Improvements

    . Improves Plant Productivity. The Company has developed proprietary computer systems which maintain appropriate inventory levels of industrial supplies and minimize the risk to the customer of costly plant down-time due to the absence of a key part. For stock items, each of the In-Plant Store(R) facilities has achieved more than a 98% product request fill rate. The Company offers customers further productivity improvements through a specialized program to stock certain low-price hardware items in actual work areas. The Company's procurement expertise also enables it to fill one-time orders for low usage items in an efficient manner, thereby eliminating the need for plant employees to devote time to research availability and negotiate prices.

    . Improved Information Flow. The improved information flow provided by the In-Plant Store(R) program allows customers to reduce shrinkage and improve their manufacturing process. Using ISACSSM, its proprietary computer system, the Company establishes sophisticated controls on inventory and usage of supplies, allowing the In-Plant Store(R) customer to allocate costs to a department, work cell or individual. Industrial supply costs and utilization can be tracked as they occur in the plant. Further, the Company's networking capability allows for the consolidation of a customer's industrial supply management for any number of facilities that utilize the In-Plant Store(R) program.

The In-Plant Store(R) Supply Agreement

    Operation of the In-Plant Store(R) is governed by an In-Plant Store(R) supply agreement (the "Supply Agreement"). Pursuant to the Supply Agreement, the Company is responsible for (i) providing designated categories of supplies and parts at the In-Plant Store(R), (ii) providing all on-site staffing necessary to purchase, receive, inventory and issue industrial supplies to plant personnel and (iii) maintaining certain specified levels of inventory at the In-Plant Store(R). On the effective date of the Supply Agreement, the Company takes control of all of the customer's existing industrial supply inventory. During the period in which the customer's inventory is depleted, the Company is generally entitled to recover its costs in operating the In-Plant Store(R). As the In-Plant Store(R) becomes stocked with the Company's own inventory, the Company's compensation is typically based on a fixed markup from the cost of the items purchased. In certain situations, however, the Company may, in addition to or in lieu of such markup, receive a management fee. The Supply Agreement also provides that if, in any six month period, the customer has not utilized a stock item, the customer is required to purchase the entire inventory of such product from the In-Plant Store(R). This provision eliminates the Company's risk of inventory obsolescence. The term of the typical Supply Agreement is three years, with automatic renewal provisions, although the customer generally may terminate the Supply Agreement for any reason upon 90 days' prior written notice. Upon termination of the Supply Agreement, the customer is required to purchase all Company owned inventory located at the In-Plant Store(R).

Sales and Marketing

    The Company's recent sales effort has focused on the 15,000 domestic plant sites which the Company believes have sufficient industrial supply requirements to support an In-Plant Store(R). In particular, the Company has emphasized very large industrial plants which can generate revenues of over $10 million annually for the Company, and on prospective customers which have expressed interest in a multi-plant, company-wide implementation of the Company's programs. The Company also seeks to penetrate more plants of existing customers, pursue referrals from satisfied customers and contact plant managers whose manufacturing sites are located near existing In-Plant Store(R) facilities.

    The critical element of the Company's marketing process is the Value Management StudySM. Through its proprietary study, the Company analyzes the industrial supply function at the site or sites of a potential customer, highlights the inefficiencies at the site and quantifies the cost reductions achievable through the implementation of an In-Plant Store(R) program. For prospects which become customers, the Company uses the Value Management StudySM as a guide for tailoring the actual In-Plant Store(R) to the customer's particular needs.

    As an example, a recent Value Management StudySM for a potential customer revealed that the customer held $3.8 million in MRO inventory, and on an annual basis purchased for stock approximately $3 million of MRO items and an additional $900,000 of one-time purchases. One percent of the stock units accounted for approximately 50% of the inventory carrying value. The remaining 99% of the stock units were MRO parts with a unit value of less than $150 each. To purchase and maintain this inventory, the customer employed one supervisor and three clerks, placed 7,200 purchase orders, and processed 10,000 receipts and 10,000 invoices per year. As a result of the Value Management StudySM, the Company was able to identify approximately $770,000 in potential annual savings achieved over a two-year period, including reductions in purchasing, inventory carrying, labor and freight costs. In addition, the Value Management StudySM indicated that within 12 months the In-Plant Store(R) program would eliminate most of the customer's $3.8 million investment in inventory.

    Although the Value Management StudySM described above is representative of the types of cost savings that can be achieved from the implementation of an In-Plant Store(R) program, there can be no assurance that such savings could be achieved by other potential customers of the Company.

ADDITIONAL PROPRIETARY SERVICES

    In addition to the In-Plant Store(R) program, the Company markets several other services to meet the industrial supply and other needs of its customers. The Value Managed SupplySM and On-Site StoreSM programs are proprietary industrial supply solutions targeted at particular customers and delivered through the Company's network of 32 branches which typically operate in smaller, less competitive geographic markets.

Value Managed SupplySM Program

    The Value Managed SupplySM program is targeted at smaller plant sites and large plants which have not adopted the full In-Plant Store(R) program. This program offers selected elements of the In-Plant Store(R) program that serve to reduce some of the inefficiencies and costs of traditional industrial supplies distribution. As a result of its Value Managed SupplySM program, the Company believes that, through its branches, it is able to provide its customers with a higher level of service than many of its competitors which attempt to service customers in smaller markets on a regional basis through warehouses in larger cities.

On-Site StoreSM Program

    The On-Site StoreSM program is marketed to construction sites and process plants for temporary construction or maintenance projects. This program provides a temporary on-site warehouse that is fully staffed and stocked with all items that the customer believes may be necessary for the project. The Company staffs the On-Site StoreSM with its own trained, technically qualified personnel, who are responsible for procurement, inventory management, disbursement and product training. Management of On-Site StoreSM facilities is provided through the Company's branch network.

Branches

    In addition to its proprietary industrial supply procurement services, the Company also provides more traditional industrial distribution services through its branch network. The Company has located most branches in smaller cities which are less well supplied by traditional industrial distributors and where competition is more moderate than in larger industrial cities. The Company believes that in these smaller markets, the local availability of adequate supplies of frequently used industrial supply items, together with locally based, technically competent service representatives, provide the Company with a competitive advantage. In addition, to maximize the benefits which customers realize from the

Company's branch presence, each branch manager is allowed considerable autonomy in setting inventory levels that are responsive to the branch customers' particular needs. Branch managers receive incentive compensation designed to maximize branch gross profit.

INSTRUMENTATION SERVICES

    The Company is one of the largest independent suppliers of instrumentation services in the United States. These services, as well as process control services, are provided through a network of five sales offices located across the United States.

MANAGEMENT INFORMATION SYSTEMS

    The In-Plant Store(R) program utilizes ISACSSM, the Company's proprietary computer system, to control all In-Plant Store(R) functions. In addition to the traditional functions of inventory control, order processing, purchasing, accounts receivable, accounts payable and general ledger, ISACSSM has the flexibility to integrate with the customer's maintenance, accounting and management systems. ISACSSM allows for real-time reporting of industrial supplies utilization by work order, department and individual, as well as on-line stock inquiry and order-status reports. ISACSSM also supports advanced functions, such as Electronic Data Interchange ("EDI"), customized billing, end user reporting and facsimile transmission. Operations that interact within the Company's multiple In-Plant Store(R) programs are linked together through a dedicated data network.

    For its other activities, the Company operates a mainframe system which is supported by the industry standard open system environment. The Company has invested significant resources within the last year to increase the capabilities and networking opportunities of this system. The Company's system supports EDI, as well as a large number of customer specific databases which tie into the Company's primary database. This allows the Company to provide its customers with a wide variety of reports which are customized to meet the specific needs of the customer. The Company also utilizes a variety of third-party software packages periodically upgraded to support additional functions.

CUSTOMERS


    At April 1, 1996, the Company operated 44 In-Plant Store(R) facilities for 25 individual customers. In addition, the Company recently announced the signing of an agreement with a single customer to implement eight additional In-Plant Store(R) facilities during 1996. Additionally, through its branches, the Company services approximately 19,000 customers in a variety of industries. For the 12 months ended December 31, 1995, Black & Decker Corporation represented approximately 10% of the Company's revenues. For the three months ended March 31, 1996, Black & Decker Corporation represented less than 10% of the Company's revenues and Westinghouse Electric Corporation represented approximately 11.5% of the Company's revenues.

PRODUCTS

    The Company provides a broad range of MRO supplies, replacement parts and selected classes of production materials, including the following:

 . Abrasives
                                                . HVAC and plumbing equipment

 . Adhesives
                                                . Janitorial supplies

 . Coatings, lubricants and
  compounds
                                                . Material handling products

 . Cutting, hand, pneumatic and power
  tools
                                                . Measuring Instruments

 . Electrical supplies
                                                . Power transmission equipment

 . Fasteners
                                                . Respiratory products

 . Fire protection equipment and
  clothing
                                                . Replacement parts

 . Hoses, pipe fitting and valves
                                                . Safety products

                                                . Welding materials

    Because of the broad range of products sold by the Company, no single product or class of products accounted for more than 10% of the Company's revenues in 1995.

SUPPLIERS

    The Company purchases its products from numerous manufacturers and other distributors. The Company has distribution agreements with numerous suppliers, some of which give the Company the exclusive right to distribute the supplier's products in a specific geographic area. All of the contracts can be canceled by the respective suppliers upon notice of one year or less. Because no supplier provides products that account for as much as 10% of the Company's revenues and because the Company believes that it could quickly find alternative sources of supply if any distribution contract were canceled, the Company does not believe that the loss of any one distribution contract, or any small group of distribution contracts, would have a material adverse impact on the Company's business.

COMPETITION

    The Company's business is highly competitive. The Company competes with a wide variety of traditional industrial supply distributors in each of the Company's geographic markets. Most of such distributors are small enterprises selling to customers in a limited geographic area. The Company also competes with several integrated supply consortiums, direct mail suppliers and large warehouse stores, some of which have significantly greater financial resources than the Company. The primary areas of competition include price, breadth and quality of product lines distributed, ability to fill orders promptly, technical knowledge of sales personnel and, in certain product lines, service and repair capability. The Company believes that its ability to compete effectively is dependent upon its ability to deliver value-added procurement solutions to its customers through its In-Plant Store(R), Value Managed SupplySM and On-Site StoreSM programs, to respond to the needs of its customers through quality service and to be price-competitive. The Company believes that other companies may develop and implement programs which offer services similar to, and which compete with, the Company's In-Plant Store(R) program. See "Investment Considerations--Competition."

    The Company also competes to some extent with the manufacturers of industrial supplies. The Company believes, however, that most of such manufacturers sell their products through traditional industrial distributors, because the limited range of products that a manufacturer offers cannot compete effectively with the broad product lines and additional services offered by traditional industrial distributors and industrial supply service providers such as the Company.

GOVERNMENT REGULATION

    In recent years, governmental and regulatory bodies such as The Occupational Safety and Health Administration, The National Institute for Occupational Safety and Health and The Mine Safety and Health Administration have promulgated numerous standards and regulations designed to protect workers' well-being and to make the workplace safer. The Company reviews regulations governing its customers in order to be able to distribute products that meet its customers' needs, and some of the Company's past growth has been as a result of its customers' compliance with this increasing level of regulation. In addition, many of the Company's customers are cooperating with their insurance companies in safety programs designed to reduce accident and injury rates in response to rising workers' compensation costs. This trend has also resulted in increased purchases of safety equipment from the Company. The Company cannot predict the level or direction of future regulation or insurance costs, but believes these trends will continue to contribute to the Company's growth.

EMPLOYEES

    As of April 1, 1996, the Company had approximately 710 employees, of whom approximately 220 were employed in selling and administrative capacities and approximately 490 were involved in operations. ATSG regularly employs individuals covered under collective bargaining agreements for temporary periods. As of April 1, 1996, approximately 20 of ATSG's employees were covered under such collective bargaining agreements. The Company considers its employee relations to be good.

PROPERTIES

    The Company's corporate headquarters is located in Lakewood, Colorado. The Company does not own or lease the space for its In-Plant Store(R) facilities. Each of the Company's branch facilities (other than the facility in Lufkin, Texas, which is owned by the Company) is leased by the Company. The Company has the right to renew some of these leases. The Company believes that the properties which are currently under lease are adequate to serve the Company's business operations for the foreseeable future. The Company believes that if it were unable to renew the lease on any of these facilities, it could find other suitable facilities with no adverse effect on the Company's business.

INSURANCE

    The Company maintains liability and other insurance that it believes to be customary and generally consistent with industry practice. The Company is also named as an additional insured under the products liability policies of many of its suppliers and manufacturers and, with respect to In-Plant Store(R) facilities, many of its customers. The Company believes that such insurance is adequate to cover potential claims relating to its existing business activities.

LITIGATION

    The Company is currently involved in certain legal proceedings incidental to the normal conduct of its business. The Company does not believe that any liabilities relating to such proceedings are likely to be, individually or in the aggregate, material to its consolidated financial position or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    The following table sets forth certain information concerning each of the Company's directors and executive officers:

                   NAME                      AGE           POSITION AND OFFICES HELD
- ------------------------------------------   ---   ------------------------------------------
Andrew M. Bursky..........................   39    Chairman of the Board of Directors
Theodore R. Rieple........................   50    President and Director
Catherine B. James........................   43    Chief Financial Officer, Executive Vice
                                                     President, Secretary, Treasurer and
                                                     Director
Charles J. Martin.........................   51    Vice President, Controller and Chief
                                                     Accounting Officer
William R. Berkley........................   50    Director
Arnold W. Donald..........................   41    Director
George E. Krauter.........................   64    Director
Joshua A. Polan...........................   48    Director
Mitchell I. Quain.........................   44    Director

    Directors of the Company are elected annually at the annual meeting of stockholders. Each of the directors listed above has been elected for a term that expires at the annual meeting of stockholders in 1996. The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

    Mr. Bursky has served as Chairman of the Board of Directors since July 1988. He was President of the Company from November 1989 until December 1990. He has served as an executive officer of Interlaken Capital, Inc. ("Interlaken Capital"), a private investment firm that is an affiliate of the Company, since May 1980, and currently is serving as a Managing Director of Interlaken Capital. Mr. Bursky is a director of Pioneer Companies, Inc. ("PCI"), a manufacturer and marketer of chlorine and caustic soda and related products.


    Mr. Rieple has served as a member of the Board of Directors since 1991. Mr. Rieple has served as President of the Company since December 1990. From 1984 to November 1990, Mr. Rieple was President, Chief Executive Officer and a director of Diversey Corp., a manufacturer of specialty chemicals. In this role, he was responsible for the United States and Canadian operations.



    Ms. James has served as a member of the Board of Directors since 1990. Ms. James has served as Chief Financial Officer of the Company since February 1996, has served as Executive Vice President of the Company since January 1989 and has served as Secretary and Treasurer of the Company since December 1989. She was Chief Financial Officer of the Company from January 1989 until September 1993. Ms. James has been a Managing Director of Interlaken Capital since January 1990. From 1982 through 1988, she was employed by Morgan Stanley & Co. Incorporated, serving as a Managing Director in the corporate finance area during the last two years of her tenure.


    Mr. Martin has served as Vice President, Controller of the Company since July 1990. He was employed by Interlaken Capital from August 1986 to January 1996 and served as Vice President, Finance for the last six years of his tenure. In this role, he was responsible for accounting and general financial administrative functions.

    Mr. Berkley has served as a member of the Board of Directors since May 1994. Mr. Berkley also serves as Chairman of the Board of several companies which he controls or founded. These include W.R. Berkley Corporation, a property and casualty insurance company, PCI and Interlaken Capital. Mr. Berkley is Vice-Chairman of the Board of Trustees of the University of Connecticut, a Director of

Georgetown University, a Trustee of New York University and a member of the Board of Overseers of New York University Stern School of Business.

    Mr. Donald has served as a member of the Board of Directors since 1995. Mr. Donald is President of Monsanto Company's Crop Protection unit, with responsibility for Monsanto's worldwide agricultural chemicals business, and has been associated with Monsanto in various capacities for more than the last five years. Mr. Donald is a past president and serves on the board of The Leadership Center of Greater St. Louis. He currently serves on the executive boards of John Burroughs School, British-American Project, Fair St. Louis and the American Crop Protection Association. Mr. Donald also serves on the board of the National FFA Organization, National 4-H Council, Lindenwood College, U.S.-Russia Business Council, Eurasia Foundation, Jackson Laboratories, Opera Theatre of St. Louis, Carleton College and the Municipal Theatre Association of St. Louis. Mr. Donald is a member of the advisory boards of the Junior League of St. Louis and the St. Louis Butterfly House and serves on the National Advisory Council for Washington University's School of Engineering.

    Mr. Krauter has served as a member of the Board of Directors since January 1994. Mr. Krauter is currently President of ISA, which was acquired by the Company in January 1994, and has served as President of ISA since March 1971.

    Mr. Polan has served as a member of the Board of Directors since 1988. He has served as an executive officer of Interlaken Capital since June 1988, currently serving as a Managing Director. For more than the five years prior to June 1988, Mr. Polan was a partner in the accounting firm of Touche Ross & Co.

    Mr. Quain has served as a member of the Board of Directors since 1995. Mr. Quain has been a Managing Director of Schroder Wertheim & Co. Incorporated for more than the last five years. Mr. Quain is a director of Allied Products Corporation, a member of the Board of Governors of the School of Engineering and Applied Sciences at the University of Pennsylvania where he also serves on the President's Council, and a member of the Board of Trustees and the executive committee of St. Luke's Academy, a college preparatory school in New Canaan, Connecticut.

    Mr. Bursky, Ms. James and Mr. Polan are executive officers of Idle Wild Farm, Inc., a privately owned company that was formerly engaged in the manufacture of frozen foods which, in October 1993, filed a Chapter 11 petition for reorganization under Federal bankruptcy laws. Mr. Bursky is an executive officer of Blue Lustre Products, Inc., a privately owned company which is engaged in the sale and leasing of carpet cleaning equipment and other carpet cleaning products which, in October 1995, filed a Chapter 11 petition for reorganization under Federal bankruptcy laws.

COMMITTEES AND BOARD MEETINGS

    The Board has two standing committees: the Stock Option and Compensation Committee and the Audit Committee.

    The Stock Option and Compensation Committee, composed of Mr. Bursky and Mr. Polan, administers the Company's 1990 Incentive Stock Option Plan (the "1990 Stock Option Plan") and makes recommendations to the Board of Directors regarding the level and form of compensation to be paid to the Company's executive officers and reviews the levels of compensation of senior officers of the Company's subsidiaries. The Audit Committee, composed of Messrs. Berkley, Polan and Quain, meets with management and the Company's independent accountants to consider the adequacy of the Company's internal controls and other financial reporting matters.

DIRECTORS' COMPENSATION

    Beginning in May 1995, members of the Board of Directors who were not employees of the Company received directors' fees in the amount of $1,000 for each meeting of the Board of Directors they attended. The Company was obligated to reimburse members of the Board of Directors for all reasonable expenses incurred in connection with their attendance at Directors' meetings, but no Director made any claim for reimbursement.

STOCK OPTION AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1995, Mr. Bursky, Ms. James and Mr. Polan served on the Stock Option and Compensation Committee. Mr. Bursky has served as Chairman of the Board of Directors since 1988 and was President of the Company from November 1989 to December 1990. Ms. James has served as an executive officer of the Company since January 1989. During 1995, Mr. Bursky served on the compensation committee of Fine Host Corporation. William R. Berkley, the Chairman of the Board of Fine Host Corporation, is a member of the Company's Board of Directors. See "Certain Transactions" for a description of certain transactions between the Company and certain other companies of which Mr. Bursky, Ms. James, Mr. Polan and Mr. Berkley are officers, directors and/or shareholders.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

    The following table sets forth all the cash and noncash compensation for each of the three fiscal years ended December 31, 1995 awarded to or earned by the President of the Company. No other executive officer of the Company earned more than $100,000 in salary and bonus in any of the three fiscal years ended December 31, 1995. Mr. Bursky and Ms. James do not receive any compensation from the Company but are executive officers of and are compensated by Interlaken Capital, which is party to a services agreement with the Company pursuant to which Interlaken Capital will receive a fee of $400,000 during 1996. See "Certain Transactions."

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                 ANNUAL           --------------------
                                              COMPENSATION        NUMBER OF SECURITIES
            NAME AND                       -------------------         UNDERLYING          ALL OTHER
       PRINCIPAL POSITION          YEAR     SALARY      BONUS       OPTIONS GRANTED       COMPENSATION
- --------------------------------   ----    --------    -------    --------------------    ------------
Theodore R. Rieple..............   1995    $213,617    $40,000            51,500             $1,366(1)
President                          1994     204,038     10,000          --                    1,534(1)
                                   1993     180,000      5,000          --                    2,630(1)

- ------------

(1) These amounts represent contributions to the Company's Retirement Savings Plan.

    Mr. Rieple did not receive any other annual compensation, restricted stock awards, stock appreciation rights, long-term incentive plan payouts or other compensation for the three fiscal years ended December 31, 1995.

                       OPTIONS GRANTS IN LAST FISCAL YEAR

    The following table sets forth options granted to Mr. Rieple during 1995:


                                                                                           POTENTIAL
                                                                                        REALIZABLE VALUE
                                                                                               AT
                                                                                         ASSUMED ANNUAL
                                                                                            RATES OF
                                                                                          STOCK PRICE
                                    NUMBER OF        % OF TOTAL  EXERCISE                 APPRECIATION
                                   SECURITIES         OPTIONS    OR BASE                FOR OPTION TERM
                                   UNDERLYING        GRANTED TO   PRICE    EXPIRATION  ------------------
              NAME               OPTIONS GRANTED     EMPLOYEES    ($/SH)      DATE      5% ($)   10% ($)
- -------------------------------- ---------------     ----------  --------  ----------  --------  --------
Theodore R. Rieple..............      51,500(1)         14.8%     $ 3.45   05/25/2005  $111,755  $283,250


- ------------

(1) These options vest in equal installments on the first three annual anniversaries of the date of grant.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                     FISCAL YEAR-END OPTION/SAR VALUE TABLE

    The following table sets forth the option exercises and the value of in-the-money unexercised options held by Mr. Rieple at December 31, 1995:


                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                     SHARES                 UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS/SARS
                                    ACQUIRED               OPTIONS/SARS AT FY/END(#)                AT
                                       ON                                                      FY/END($)(1)
                                    EXERCISE    VALUE     ---------------------------   ---------------------------
               NAME                   (#)      REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ----------------------------------  --------   --------   -----------   -------------   -----------   -------------
Theodore R. Rieple................      0          0        257,500        103,000      $ 1,779,325     $ 584,010


- ------------

(1) Mr. Rieple has been granted options to purchase a total of 309,000 shares of Common Stock at an exercise price of $0.97 per share and 51,500 shares of Common Stock at an exercise price of $3.45 per share. The fiscal year-end closing price of the Common Stock was $7.88 per share. The amounts in these columns were calculated using the difference between the exercise price and the fiscal year-end closing price.

                              CERTAIN TRANSACTIONS

    In 1995, 1994 and 1993, the Company and its subsidiaries paid fees to Interlaken Capital totaling $0, $260,910 and $133,350, respectively, in consideration of services rendered in connection with acquisitions made by the Company and its subsidiaries. Mr. Berkley is the sole stockholder of Interlaken Capital. Messrs. Berkley and Bursky are the sole directors of Interlaken Capital. Mr. Bursky, Ms. James and Mr. Polan are all employees and executive officers of Interlaken Capital.

    The Company has entered into an agreement (the "Services Agreement") with Interlaken Capital pursuant to which Interlaken Capital will provide the Company with certain corporate and administrative services during 1996, including but not limited to services relating to accounting and internal legal advice. The fee to be paid by the Company pursuant to the Services Agreement is $400,000 plus expenses incurred by Interlaken Capital. Besides providing services to the Company, Interlaken Capital provides legal, accounting and other services to companies engaged in such businesses as fire protection, contract food services, infants' clothing manufacturing and chemical manufacturing. Ms. James, although not an employee of the Company, will devote her full attention to the Company in her capacity as Executive Vice President and Chief Financial Officer. Mr. Bursky, also not an employee of the Company, will devote a significant portion of his time to the Company in his capacity as Chairman. However, the percentage of time Mr. Bursky devotes to the Company will vary, and will depend upon the demands and growth of the Company and other business enterprises with which he is involved. Mr. Berkley and Mr. Polan, as directors of the Company, will devote such time as a director ordinarily devotes to his duties as a director. The Services Agreement is effective from March 1, 1996 through December 31, 1996 unless terminated by either party on 30 days' prior written notice. The terms of the Services Agreement were approved by the Company's disinterested directors.

    On May 12, 1995, the Company acquired all of the outstanding common stock of American Technical Services Group, Inc. ("ATSG") in exchange for options to purchase an aggregate of 1,036,708 shares of Common Stock at a purchase price of $5.82 per share. The options became exercisable in whole or in part on November 13, 1995 and terminate on May 12, 2000. The selling stockholders of ATSG included (i) Interlaken Investment Partners, L.P., which received options to purchase 919,600 shares of Common Stock, (ii) The Berkley Family Limited Partnership, which received options to purchase 19,649 shares of Common Stock,
(iii) Andrew M. Bursky, who received options to purchase 28,295 shares of Common Stock, and (iv) Catherine B. James, who received options to purchase 44,800 shares of Common Stock. Ms. James was Chairman of ATSG and Mr. Bursky was a director of ATSG at the time of the transaction. Mr. Berkley is the sole owner of a company that indirectly controls Interlaken Investment Partners, L.P. and is a general partner of The Berkley Family Limited Partnership. The Company obtained an opinion from an independent investment bank that the transaction was fair to the Company's stockholders from a financial point of view.

    The Company's SafetyMaster subsidiary currently leases space to Master Protection Corporation ("Master Protection") in offices located in Billings, Montana and Bismarck, North Dakota. During 1995, 1994 and 1993, SafetyMaster leased space to Master Protection under the foregoing leases for aggregate annual rentals of approximately $15,851, $30,194 and $25,597, respectively. It is anticipated that the Company will receive an aggregate annual rent of $15,839 in 1996. Messrs. Berkley, Bursky and Polan and Ms. James are stockholders of Master Protection Holdings, Inc. ("Master Protection Holdings"), the parent of Master Protection. The Company's current directors own, in the aggregate, approximately 78% of Master Protection Holdings' outstanding common stock. Ms. James is the Chairman of Master Protection Holdings and Master Protection and Messrs. Berkley, Bursky and Polan are directors of Master Protection Holdings and Master Protection.

    In accordance with the agreement pursuant to which the Company purchased its original safety products distribution business from Master Protection in 1990, Master Protection is the distributor of record for all products manufactured by Ansul Fire Protection ("Ansul") and sold by SafetyMaster in those markets in which SafetyMaster operated at the time of the purchase. Master Protection has had a long standing relationship with Ansul and is responsible for negotiating the terms under which SafetyMaster buys Ansul products and resolving any distribution problems that arise between the Company and Ansul. During 1995, 1994 and 1993, the Company paid annual commissions to Master Protection of approximately $65,043, $65,419 and $64,228, respectively, in connection with the sale of Ansul products, and it is anticipated that the Company will continue to pay annual commissions to Master Protection of approximately $65,000.

    The Company has issued a subordinated note due 1998 to Mr. Krauter in the principal amount of $500,000, bearing interest at the rate of 6% per annum. The Company issued this note on January 4, 1994 in connection with its acquisition from Mr. Krauter of all of the issued and outstanding stock of ISA.

    The Company believes that the foregoing transactions were on terms no less favorable to the Company than those available from unaffiliated parties. In the future, the Company will engage in transactions with affiliated parties only if they satisfy the foregoing criteria.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth certain information, as of March 31, 1996, concerning beneficial ownership of Common Stock (calculated based on 21,765,957 shares outstanding, unless otherwise indicated in the footnotes hereto), and as adjusted to reflect the sale of the Common Stock in the Offering (assuming no exercise of the Underwriters' over-allotment option), by (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the executive officer of the Company named in the Summary Compensation Table, (iv) all executive officers and directors of the Company as a group, and (v) each Selling Stockholder. Unless otherwise indicated, all amounts reflected in the table represent shares the beneficial owners of which have sole voting and investment power.



                                       SHARES BENEFICIALLY
                                              OWNED                               SHARES BENEFICIALLY
                                        PRIOR TO OFFERING                        OWNED AFTER OFFERING
    DIRECTORS, OFFICERS AND 5%        ----------------------     SHARES BEING    ---------------------
           STOCKHOLDERS                 NUMBER       PERCENT       OFFERED         NUMBER      PERCENT
- -----------------------------------   ----------     -------     ------------    ----------    -------
William R. Berkley (a).............    9,282,898(b)   40.88(b)       --           9,282,898     31.25
  Director
Andrew M. Bursky...................    1,090,863(c)    4.91(c)       --           1,090,863      3.73
  Director, Chairman of the
  Board
Arnold W. Donald...................        1,030          *          --               1,030         *
  Director
Catherine B. James.................      720,820(d)    3.29(d)       --             720,820      2.49
  Chief Financial Officer,
  Executive Vice President and
  Director
George E. Krauter..................      206,000          *          --             206,000         *
  Director
Joshua A. Polan....................      165,781          *          --             165,781         *
  Director
Mitchell I. Quain..................       10,000          *          --              10,000         *
  Director
Theodore R. Rieple.................      430,195(e)    1.95(e)       --             430,195      1.48
  President and Director
The Soros Group (f)................    2,472,000      11.36        1,200,000      1,272,000      4.42
Wellington Management Company          1,288,360(h)    5.92          --           1,288,360      4.48
(g)................................
All executive officers and
  directors as a group (9
persons)...........................   11,491,641(i)   49.51(i)       --          11,491,641     38.04


- ------------


   *  Owns less than 1% of the outstanding shares of Common Stock.
 (a)  The business address of William R. Berkley and all executive officers and directors of the Company is 165 Mason Street, Greenwich, Connecticut 06830. The business addresses of the members of the Soros Group are set forth in footnote (f) below and the business address of Wellington Management Company is set forth in footnote (g).
 (b)  Includes (i) 417,182 shares of Common Stock as to which Mr. Berkley has granted a call option to Mr. Bursky, (ii) 19,649 shares of Common Stock which are subject to currently exercisable stock options held by The Berkley Family Limited Partnership, and (iii)
      919,600 shares of Common Stock which are subject to currently exercisable stock options held by Interlaken Investment Partners, L.P. Mr. Berkley is a general partner of The
      Berkley Family Limited Partnership and is the sole owner of a company that indirectly controls Interlaken Investment Partners, L.P.; as such, he may be deemed to be the beneficial owner of shares of Common Stock and/or options to purchase Common Stock held by those entities. The number of outstanding shares used to calculate percent of class is 22,705,206.


                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

 (c)  Includes (i) 417,182 shares of Common Stock which Mr. Bursky may acquire from Mr.
      Berkley upon exercise of a call option and (ii) 28,295 shares of Common Stock which are subject to currently exercisable stock options held by Mr. Bursky. The number of outstanding shares used to calculate percent of class is 22,211,434.
 (d)  Includes 147,800 shares of Common Stock which are subject to currently exercisable stock options held by Ms. James. The number of outstanding shares used to calculate percent of class is 21,913,757.
 (e)  Includes (i) 309,000 shares of Common Stock which are subject to currently exercisable stock options held by Mr. Rieple and (ii) 17,165 shares of Common Stock which are subject to stock options held by Mr. Rieple that will become exercisable within 60 days. The number of outstanding shares used to calculate percent of class is
      22,092,122.
 (f)  The Soros Group is comprised of George Soros (doing business as Soros Fund Management),
      Brahman Partners II, L.P., B-Y Partners, L.P., Brahman Capital Corp., Brahman Partners,
      Peter A. Hochfelder, Robert J. Sobel and Mitchell A. Kuflik. The business address of
      Mr. Soros is 888 Seventh Avenue, New York, New York 10106. The business address of all other members of the Soros Group is 277 Park Avenue, 26th Floor, New York, New York
      10017. Information regarding the Soros Group has been obtained by the Company from a
      Schedule 13D filed by the Soros Group with the Securities and Exchange Commission on or about January 12, 1994. The 1,200,000 shares of Common Stock being offered by The Soros
      Group are being offered as follows: Brahman Partners II, L.P., 450,000 shares; B-Y
      Partners, L.P., 150,000 shares; Quota Fund, NV "Brahman," 450,000 shares; and Genesis
      Capital Fund--"Brahman," 150,000 shares. Quota Fund, NV--"Brahman" and Genesis Capital
      Fund--"Brahman" are investment accounts managed by Brahman Capital Corp.
 (g)  The business address of Wellington Management Company is 75 State Street, Boston,
      Massachusetts 02109. Information regarding Wellington Management Company has been obtained by the Company from a Schedule 13G filed by the Wellington Management Company with the Securities and Exchange Commission on or about January 31, 1996.
 (h)  Wellington Management Company has shared investment power over 1,288,360 shares of Com-
      mon Stock and shared voting power over 629,160 shares of Common Stock. Wellington
      Management Company does not have sole voting power over any shares of Common Stock.
 (i)  Includes 1,442,745 shares of Common Stock which are subject to options held by executive officers and directors of the Company that are currently exercisable or will become exercisable within 60 days. The number of outstanding shares used to calculate percent of class is 23,208,702.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.10 per share, and 500,000 shares of Preferred Stock, par value $0.10 per share (the "Preferred Stock").

COMMON STOCK

    Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All the outstanding shares of Common Stock are, and the shares of Common Stock to be sold by the Company in the Offering when issued and paid for will be, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that the Company may designate and issue in the future.

PREFERRED STOCK

    The Board of Directors is authorized, subject to any limitations prescribed by law and without stockholder approval, to issue shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation privileges as shall be determined by the Board of Directors.

    The purpose of authorizing the Board of Directors to issue Preferred Stock and to determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances and to provide desirable flexibility in connection with possible acquisitions and other corporate purposes. The issuance of any such series may have an adverse effect on the rights of holders of Common Stock. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock. In addition, any such issuance could have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to issue shares of Preferred Stock.

CERTAIN CHARTER PROVISIONS

    The Company's Restated Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"), including payment in advance of a final disposition of a director's or officer's expenses and attorneys' fees incurred in defending any action, suit or proceeding. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

SECTION 203 OF THE DELAWARE LAW

    Generally, Section 203 of the DGCL prohibits certain Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder, unless (i) prior to the time of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) at or after such time the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. A Delaware corporation may "opt out" from the application of Section 203 of the DGCL through a provision in its certificate of incorporation or by-laws. The Company has opted out of Section 203 of the DGCL.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is Continental Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

REGISTRATION RIGHTS

    Following the Offering, the holders of 1,787,000 shares of Common Stock will have the right, subject to certain conditions, to include such shares in certain registration statements, if any, filed by the Company under the Securities Act. The holders of all of such shares of Common Stock have waived their right to include such shares in the Offering. The 1,200,000 shares of Common Stock being offered by the Selling Stockholders have been included in the Offering pursuant to such registration rights.

SALES PURSUANT TO RULE 144


    Upon completion of the Offering, the Company will have outstanding 28,765,957 shares of Common Stock (assuming the Underwriters' over-allotment option is not exercised). Of the total shares outstanding the Company estimates that 16,017,444 shares, including the 8,200,000 shares sold in the Offering, will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company, which will be subject to the limitations of Rule 144 under the Securities Act ("Rule 144"). The Company estimates that an additional 12,748,513 outstanding shares of Common Stock (10,048,896 of which will be held by affiliates of the Company) will be eligible for sale, subject to applicable volume limitations and other provisions of Rule 144, 11,320,896 of which will be subject to the expiration of the 180 day lock-up agreements described below.



    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least two years from the date such securities were acquired from the Company or an affiliate of the Company would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (287,660 shares of Common Stock immediately after the Offering) and (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. Under Rule 144, however, a person who has held shares for a minimum of three years from the later of the date such securities were acquired from the Company or an affiliate of the Company and who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the Company, is free to sell such shares without regard to the volume, manner-of-sale and certain other limitations contained in Rule 144.


    The Company, each executive officer and director of the Company and each Selling Stockholder have agreed with the Underwriters not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, directly or indirectly, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for, or warrants, rights or options to acquire Common Stock or in any manner transfer all or a portion of the economic consequences associated with the ownership of Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of the Donaldson, Lufkin & Jenrette Securities Corporation, except for gifts, provided that the donee agrees to be bound by the foregoing restrictions, and except that the Company may grant options under its employee benefit plans consistent with past practice or issue shares of Common Stock upon the exercise of options granted under such employee benefit plans. The Company estimates that 11,320,896 outstanding shares of Common Stock will be subject to these lock-up agreements.



    No predictions can be made about the effect, if any, that market sales of shares of Common Stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market may have an adverse impact on the market for the Shares.

                                  UNDERWRITING

    Subject to the terms and conditions contained in the Underwriting Agreement (the "Underwriting Agreement"), the underwriters named below (the "Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation, Schroder Wertheim & Co. Incorporated and Hanifen, Imhoff Inc., are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholders an aggregate of 8,200,000 Shares. The number of Shares that each Underwriter has agreed to purchase is set forth opposite its name below:

                                                                   NUMBER OF
    UNDERWRITERS                                                    SHARES
- ----------------------------------------------------------------   ---------
Donaldson, Lufkin & Jenrette Securities Corporation.............
Schroder Wertheim & Co. Incorporated............................
Hanifen, Imhoff Inc.............................................

                                                                   ---------
Total...........................................................   8,200,000
                                                                   ---------
                                                                   ---------

    The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the Shares offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. If any Shares are purchased by the Underwriters pursuant to the Underwriting Agreement, all the Shares offered hereby (other than shares of Common Stock subject to the over-allotment option described below) must be purchased.

    The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    The Company and the Selling Stockholders have been advised by the Representatives that the Underwriters propose to offer the Shares to the public initially at the price to the public set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such
price less a concession not in excess of $         per share. The Underwriters
may allow, and such dealers may reallow, discounts not in excess of $ per share to any other Underwriter and certain other dealers.

    The Company has granted to the Underwriters an option to purchase up to an aggregate of 1,230,000 additional shares of Common Stock at the initial public offering price net of underwriting discounts and commissions, solely to cover over-allotments made in connection with the sale of the Shares offered hereby. Such option may be exercised at any time within 30 days after the date of this Prospectus. To the extent that the Underwriters exercise such option, each Underwriter will be committed, subject to certain conditions, to purchase a number of additional shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

    The Company, each executive officer and director of the Company and each of the Selling Stockholders have agreed with the Underwriters not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, directly or indirectly, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for, or warrants, rights or options to acquire Common Stock or in any manner transfer all or a portion of the economic consequences associated with the ownership of Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, except for gifts, provided that the donee agrees to be bound by the foregoing restrictions, and except that the Company may grant options under its employee benefit plans consistent with past practice or issue shares of Common Stock upon the exercise of outstanding options granted under such employee benefit plans. See "Shares Eligible for Future Sale."

    Mitchell I. Quain, a director of the Company, is also a Managing Director of Schroder Wertheim & Co. Incorporated, one of the Underwriters of the Offering. Hanifen, Imhoff Inc. has, in the past, provided certain investment banking and underwriting services to the Company for which it received customary compensation.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Common Stock offered hereby will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York. Certain legal matters in connection with the Common Stock offered hereby will be passed upon for the Underwriters by Andrews & Kurth L.L.P., New York, New York.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995 have been included herein and elsewhere in the Registration Statement of which this Prospectus forms a part in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

    The financial statements of ATSG for the four months ended July 30, 1993, the five months ended December 26, 1993 and the year ended December 25, 1994, included herein and elsewhere in the Registration Statement of which this Prospectus forms a part have been audited by Smith & Howard, P.C., independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of ISA as of December 31, 1993 and for the ten months ended December 31, 1993 included herein and elsewhere in the Registration Statement of which this Prospectus forms a part have been audited by Coopers & Lybrand L.L.P., independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of the Lufkin Division for the year ended December 31, 1993 included herein and elsewhere in the Registration Statement of which this Prospectus forms a part have been audited by Arthur Andersen LLP, independent certified public accountants, as stated in their report appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the office of the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the Common Stock offered hereby and to the Company, reference is made to the Registration Statement, including the exhibits filed or incorporated by reference as a part thereof. Statements contained herein concerning the provisions of any documents filed with, or incorporated by reference in, the Registration Statement as exhibits are necessarily summaries and, in each instance, each such statement is qualified in its entirety by reference to the copy of such document filed as an exhibit to the Registration Statement.

    The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, files reports, proxy statements and other information with the Commission which may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at certain regional offices of the Commission located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        NO.
                                                                                        ----
THE COMPANY
  Independent Auditors' Report.......................................................    F-2
  Consolidated Balance Sheets as of December 31, 1994 and 1995, and March 31, 1996
(unaudited)..........................................................................    F-3
  Consolidated Statements of Operations for the years ended December 31, 1993, 1994
    and 1995, and the three months ended March 31, 1995 and 1996 (unaudited).........    F-4
  Consolidated Statement of Stockholders' Equity for the years ended December 31,
    1993, 1994 and 1995, and the three months ended March 31, 1996 (unaudited).......    F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994
and 1995, and the three months ended March 31, 1995 and 1996 (unaudited).............    F-6
  Notes to Consolidated Financial Statements.........................................    F-7

ACQUIRED COMPANIES
American Technical Services Group, Inc.
  Independent Auditors' Report.......................................................   F-16
  Consolidated Balance Sheet as of April 2, 1995 (unaudited).........................   F-17
  Consolidated Statements of Operations for the four months ended July 30, 1993, the five months ended December 26, 1993, the year ended December 25, 1994, the three
months ended April 3, 1994 and the three months ended April 2, 1995 (unaudited)......   F-18
  Consolidated Statement of Stockholders' Equity for the four months ended July 30,
    1993, the five months ended December 26, 1993, the year ended December 25, 1994
    and the three months ended April 2, 1995 (unaudited).............................   F-19
  Consolidated Statements of Cash Flows for the four months ended July 30, 1993, the five months ended December 26, 1993, the year ended December 25, 1994, the three
months ended April 3, 1994 and the three months ended April 2, 1995 (unaudited)......   F-20
  Notes to Consolidated Financial Statements.........................................   F-21
Industrial Systems Associates, Inc.
  Report of Independent Accountants..................................................   F-24
  Statement of Income for the ten months ended December 31, 1993.....................   F-25
  Statement of Stockholders' Equity for the ten months ended December 31, 1993.......   F-26
  Statement of Cash Flows for the ten months ended December 31, 1993.................   F-27
  Notes to Financial Statements......................................................   F-28
Industrial Supplies Division of Lufkin Industries, Inc.
  Report of Independent Public Accountants...........................................   F-29
  Statement of Earnings for the year ended December 31, 1993.........................   F-30
  Statement of Changes in Lufkin's Equity Investment for the year ended December 31,
1993.................................................................................   F-31
  Statement of Cash Flows for the year ended December 31, 1993.......................   F-32
  Notes to Financial Statements......................................................   F-33

PRO FORMA FINANCIAL INFORMATION (UNAUDITED)
  Basis for Presentation of Pro Forma Financial Information..........................   F-36
  Pro Forma Statement of Income for the year ended December 31, 1995.................   F-37
  Note to Pro Forma Statement of Income (unaudited)..................................   F-38

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and
Stockholders
  STRATEGIC DISTRIBUTION, INC.:


    We have audited the accompanying consolidated balance sheets of Strategic Distribution, Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Strategic Distribution, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Stamford, Connecticut
March 18, 1996

                 STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,            MARCH 31,
                                                       --------------------------
                                                          1994           1995           1996
                                                       -----------    -----------    -----------
                                                                                     (UNAUDITED)
   ASSETS
Current assets:
  Cash and cash equivalents.........................   $ 3,022,428    $   640,360    $   872,659
  Accounts receivable, net..........................    10,078,210     20,104,270     19,051,554
  Inventories.......................................    13,469,229     15,422,066     16,682,200
  Prepaid expenses and other current assets.........       418,926        588,188        670,827
  Deferred tax asset................................     1,793,000      1,320,000      1,307,000
                                                       -----------    -----------    -----------
        Total current assets........................    28,781,793     38,074,884     38,584,240
Property and equipment, net.........................     2,571,796      3,352,948      3,739,766
Excess of cost over fair value of net assets
acquired, net.......................................     5,158,911      5,865,691      5,817,917
Other assets........................................       895,541        757,121        738,658
                                                       -----------    -----------    -----------
        Total assets................................   $37,408,041    $48,050,644    $48,880,581
                                                       -----------    -----------    -----------
                                                       -----------    -----------    -----------

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.............   $10,670,635    $14,317,750    $17,866,578
  Current portion of long-term debt.................       209,643        158,553        147,469
  Reserve for restructuring charge..................            --             --        920,000
                                                       -----------    -----------    -----------
        Total current liabilities...................    10,880,278     14,476,303     18,934,047
Long-term debt......................................     1,617,517      1,458,401      1,451,608
Note payable........................................            --      4,445,000      2,710,000
Deferred tax liability..............................       189,000        280,000        267,000
                                                       -----------    -----------    -----------
        Total liabilities...........................    12,686,795     20,659,704     23,362,655
                                                       -----------    -----------    -----------
Stockholders' equity:
  Preferred stock, par value $.10 per share.
    Authorized: 500,000 shares; issued and
outstanding: none...................................            --             --             --
  Common stock, par value $.10 per share.
    Authorized: 25,000,000 shares; issued and
    outstanding: 21,020,535, 21,716,662 and
21,765,957 shares...................................     2,102,054      2,171,666      2,176,596
Additional paid-in capital..........................    28,154,039     33,861,694     33,949,442
Accumulated deficit.................................    (5,484,847)    (8,592,420)   (10,558,112)
Note receivable from sale of stock..................       (50,000)       (50,000)       (50,000)
                                                       -----------    -----------    -----------
        Total stockholders' equity..................    24,721,246     27,390,940     25,517,926
                                                       -----------    -----------    -----------
        Total liabilities and stockholders'
equity..............................................   $37,408,041    $48,050,644    $48,880,581
                                                       -----------    -----------    -----------
                                                       -----------    -----------    -----------


          See accompanying notes to consolidated financial statements.

                 STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                     THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                      MARCH 31,
                                   ------------------------------------------    --------------------------
                                      1993           1994            1995           1995           1996
                                   -----------    -----------    ------------    -----------    -----------
                                                                                        (UNAUDITED)
Revenues........................   $37,097,753    $77,613,379    $117,493,338    $25,396,090    $33,316,372
Cost of sales...................    26,936,870     59,385,787      91,595,757     19,542,626     26,233,440
                                   -----------    -----------    ------------    -----------    -----------
 Gross profit...................    10,160,883     18,227,592      25,897,581      5,853,464      7,082,932
Selling, general and
 administrative expenses........     9,521,962     16,025,737      23,938,649      4,950,885      8,039,555
Restructuring charge............            --             --              --             --        920,000
                                   -----------    -----------    ------------    -----------    -----------
 Operating income (loss)........       638,921      2,201,855       1,958,932        902,579     (1,876,623)
Interest expense (income):
 Interest expense...............       468,371        801,053         178,377         35,686         92,885
 Interest (income)..............       (31,049)       (66,018)        (80,371)       (40,794)        (3,816)
                                   -----------    -----------    ------------    -----------    -----------
   Interest (income) expense,
net.............................       437,322        735,035          98,006         (5,108)        89,069
                                   -----------    -----------    ------------    -----------    -----------
Income (loss) before income
taxes...........................       201,599      1,466,820       1,860,926        907,687     (1,965,692)
 Income tax expense (benefit)...            --       (768,000)        857,000        368,000             --
                                   -----------    -----------    ------------    -----------    -----------
Income (loss) from continuing
operations......................       201,599      2,234,820       1,003,926        539,687     (1,965,692)
Income from discontinued
operations......................       100,000             --              --             --             --
                                   -----------    -----------    ------------    -----------    -----------
     Net income (loss)..........   $   301,599    $ 2,234,820    $  1,003,926    $   539,687    $(1,965,692)
                                   -----------    -----------    ------------    -----------    -----------
                                   -----------    -----------    ------------    -----------    -----------
Net income (loss) per common
 share:
Primary:
 Income (loss) from continuing
operations......................   $      0.02    $      0.13    $       0.05    $      0.02    $     (0.09)
 Income from discontinued
operations......................            --             --              --             --             --
                                   -----------    -----------    ------------    -----------    -----------
     Net income (loss)..........   $      0.02    $      0.13    $       0.05    $      0.02    $     (0.09)
                                   -----------    -----------    ------------    -----------    -----------
                                   -----------    -----------    ------------    -----------    -----------
Fully diluted--
     Net income (loss)..........   $      0.02    $      0.13    $       0.04    $      0.02    $     (0.09)
                                   -----------    -----------    ------------    -----------    -----------
                                   -----------    -----------    ------------    -----------    -----------
Average number of shares of
 common stock outstanding.......    12,684,911     16,993,971      21,689,653     21,661,222     21,740,823
                                   -----------    -----------    ------------    -----------    -----------
                                   -----------    -----------    ------------    -----------    -----------


          See accompanying notes to consolidated financial statements.

                 STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                           ADDITIONAL
                                              COMMON         PAID-IN      ACCUMULATED        NOTE
                                               STOCK         CAPITAL        DEFICIT       RECEIVABLE
                                            -----------    -----------    ------------    ----------
Balance December 31, 1992................   $ 1,227,512    $ 9,959,780    $ (8,021,266)    $ (50,000)
  Net income.............................            --             --         301,599            --
  Issuance of 85,000 shares..............         8,500         21,750              --            --
                                            -----------    -----------    ------------    ----------
Balance December 31, 1993................     1,236,012      9,981,530      (7,719,667)      (50,000)
  Net income.............................            --             --       2,234,820            --
  Issuance of 505,250 shares.............        50,525        595,475              --            --
  Exercise of stock options..............           517          4,649              --            --
  Sale of 8,150,000 shares, net..........       815,000     17,572,385              --            --
                                            -----------    -----------    ------------    ----------
Balance December 31, 1994................     2,102,054     28,154,039      (5,484,847)      (50,000)
  Net income.............................            --             --       1,003,926            --
  Exercise of stock options..............         6,407         59,442              --            --
  Tax benefit of stock options
exercised................................            --         43,000              --            --
  Value of options issued in connection
with acquisition.........................            --      1,560,100              --            --
  Stock dividend (including cash paid for
fractional shares).......................        63,205      4,045,113      (4,111,499)           --
                                            -----------    -----------    ------------    ----------
Balance December 31, 1995................     2,171,666     33,861,694      (8,592,420)      (50,000)
  (unaudited)
  Net loss for the three months ended
March 31, 1996...........................            --             --      (1,965,692)           --
  Exercise of stock options..............         4,930         51,748              --            --
  Tax benefit of stock options
exercised................................            --         36,000              --            --
                                            -----------    -----------    ------------    ----------
Balance March 31, 1996...................   $ 2,176,596    $33,949,442    $(10,558,112)    $ (50,000)
                                            -----------    -----------    ------------    ----------
                                            -----------    -----------    ------------    ----------


          See accompanying notes to consolidated financial statements.

                 STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                     MARCH 31,
                                      ----------------------------------------    --------------------------
                                         1993          1994           1995           1995           1996
                                      ----------    -----------    -----------    -----------    -----------
                                                                                         (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss).................   $  301,599    $ 2,234,820    $ 1,003,926    $   539,687    $(1,965,692)
 Adjustments to reconcile net
   income (loss) to net cash
   provided by (used in) operating
   activities:
 Depreciation and amortization.....      362,196        802,905      1,211,171        241,097        366,678
 Restructuring charge..............           --             --             --             --        920,000
 Deferred taxes....................           --       (886,000)       644,000        296,000             --
 Changes in operating assets and
   liabilities, net of effects of
   acquisitions:
   Accounts receivable.............     (370,811)    (3,113,997)    (8,239,648)    (3,033,728)     1,052,716
   Inventories.....................       43,314     (2,942,819)    (1,952,837)        12,332     (1,260,134)
   Prepaid expenses and other
     current assets................        5,746       (135,115)      (344,814)      (205,210)      (152,385)
   Accounts payable and accrued
expenses...........................     (407,962)       163,787      2,348,843      2,439,970      3,563,102
 Other, net........................      (55,959)       (56,249)        10,237         (1,520)       (14,787)
 Net cash used in discontinued
operations.........................     (100,000)            --             --             --             --
                                      ----------    -----------    -----------    -----------    -----------
   Net cash provided by (used in)
operating activities...............     (221,877)    (3,932,668)    (5,319,122)       288,628      2,509,498
                                      ----------    -----------    -----------    -----------    -----------
Cash flows used in investing
 activities:
 Acquisitions of businesses, net of
   cash acquired...................     (569,669)    (5,020,777)        73,576             --             --
 Additions of property and
equipment..........................     (245,098)      (671,806)    (1,183,984)      (217,146)      (581,000)
                                      ----------    -----------    -----------    -----------    -----------
   Net cash used in investing
activities.........................     (814,767)    (5,692,583)    (1,110,408)      (217,146)      (581,000)
                                      ----------    -----------    -----------    -----------    -----------
Cash flows from financing
 activities:
 Proceeds from sale of stock,
net................................           --     18,392,551         65,849         34,227         56,678
 Cash paid in lieu of fractional
   shares of stock dividend........           --             --         (3,181)            --             --
 Proceeds from (repayment of) note
payable............................    1,251,635     (6,528,256)     4,445,000             --     (1,735,000)
 Repayment of subordinated debt....      (56,250)            --             --             --             --
 Repayment of long-term
obligations........................     (118,286)      (488,601)      (460,206)       (50,884)       (17,877)
                                      ----------    -----------    -----------    -----------    -----------
   Net cash provided by (used in)
financing activities...............    1,077,099     11,375,694      4,047,462        (16,657)    (1,696,199)
                                      ----------    -----------    -----------    -----------    -----------
   Increase (decrease) in cash and
     cash equivalents..............       40,455      1,750,443     (2,382,068)        54,825        232,299
Cash and cash equivalents, at
 beginning of the period...........    1,231,530      1,271,985      3,022,428      3,022,428        640,360
                                      ----------    -----------    -----------    -----------    -----------
Cash and cash equivalents, at end
 of the period.....................   $1,271,985    $ 3,022,428    $   640,360    $ 3,077,253    $   872,659
                                      ----------    -----------    -----------    -----------    -----------
                                      ----------    -----------    -----------    -----------    -----------
Supplemental cash flow information:
   Taxes paid......................   $    6,562    $   227,423    $   167,653    $    85,290    $   196,149
   Interest paid...................      448,656        813,006        158,655         32,692         89,453


          See accompanying notes to consolidated financial statements.

                 STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    Information as to the March 31, 1996 balance sheet and as to the statements of operations and cash flows for the three months ended March 31, 1995 and 1996 is unaudited.


(1) DESCRIPTION OF BUSINESS

    The Company provides proprietary industrial supply procurement solutions to industrial sites, primarily through its In-Plant Store(R) program. The Company conducts its operations primarily through its four subsidiaries, SafetyMaster Corporation ("SafetyMaster"), Lewis Supply (Delaware), Inc. ("Lewis Supply"), Industrial Systems Associates, Inc. ("ISA") and American Technical Services Group, Inc. ("ATSG").

(2) SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

    The consolidated financial statements include the accounts of Strategic Distribution, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. The preparation of the consolidated financial statements requires estimates and assumptions that affect amounts reported and disclosed in the financial statements and related notes. Actual results could differ from those estimates.

  Cash Equivalents

    All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents. At December 31, 1994 and December 31, 1995, the Company had invested in cash equivalents of approximately $2,710,000 and $203,000, respectively.

  Disclosure About Fair Value of Financial Instruments

    The carrying amounts of the Company's financial instruments approximate fair value due to their short maturity and variable interest rate feature.

  Inventories

    Inventories of finished goods are stated at the lower of cost (first-in, first-out basis) or market.

  Property and Equipment

    Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining useful life of the asset or the lease term. Maintenance and repairs are charged to expense. Major renewals and improvements are capitalized and depreciated over the remaining useful life of the asset. Estimated useful lives are as follows:

Building.......................................................     20 years
Warehouse and office equipment.................................   5-12 years
Leasehold improvements.........................................   5-14 years
Transportation equipment.......................................    4-8 years

                 STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(2) SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  Intangible Assets

    Excess of cost over fair value of net assets acquired is amortized on the straight-line method over periods up to 40 years. The Company assesses the recoverability of this intangible asset on a systematic basis by determining whether the amortization over its remaining life can be recovered through projected undiscounted future results. The amount of impairment, if any, is measured based on projected discounted future operating earnings before amortization.

  Income Taxes

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.


  Interim Financial Statements



    The accompanying unaudited financial statements as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal, recurring accruals) considered necessary for a fair presentation have been included. Results for the interim periods are not necessarily indicative of the results for an entire year.



  Net Income (Loss) Per Common Share



    Net income (loss) per share of common stock is computed using the weighted average number of shares and common stock equivalents outstanding during the respective periods. The fully diluted net income per share for the year ended December 31, 1995 is based on 22,621,384 shares of Common Stock and common stock equivalents. For the three months ended March 31, 1996, the net loss per share, assuming full dilution, is considered to be the same as primary because the effect of the common stock equivalents would be antidilutive.



    Assuming that the 5,750,000 shares of Common Stock issued by the Company on October 13, 1994 were outstanding for the entire year ended December 31, 1994, net income per common share would have been $0.12.


(3) ACCOUNTS RECEIVABLE


    Accounts receivable is net of an allowance for doubtful accounts of $80,000 and $140,000 at December 31, 1994 and 1995, respectively, and $168,000 at March 31, 1996.

                 STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(4) PROPERTY AND EQUIPMENT


                                                                DECEMBER 31,
                                                          ------------------------    MARCH 31,
                                                             1994          1995          1996
                                                          ----------    ----------    ----------
Land...................................................   $  240,000    $  240,000    $  240,000
Building...............................................      567,994       567,994       567,994
Warehouse and office equipment.........................    2,157,140     3,413,553     3,947,242
Leasehold improvements.................................      282,913       569,463       523,898
Transportation equipment...............................      678,363       602,654       645,369
                                                          ----------    ----------    ----------
                                                           3,926,410     5,393,664     5,924,503
Less: accumulated depreciation and amortization........    1,354,614     2,040,716     2,184,737
                                                          ----------    ----------    ----------
                                                          $2,571,796    $3,352,948    $3,739,766
                                                          ----------    ----------    ----------
                                                          ----------    ----------    ----------


(5) EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED


    Excess of cost over fair value of net assets acquired is net of accumulated amortization of $360,000 and $607,000 at December 31, 1994 and 1995, respectively, and $677,000 at March 31, 1996.


(6) NOTE PAYABLE TO BANK


    Effective as of December 31, 1995, the Company entered into a new revolving bank credit agreement providing maximum outstanding borrowings of $20,000,000. These borrowings bear interest at the prime rate (8.25% as of March 31, 1996) and/or a Eurodollar rate, with a 1/4% commitment fee on the unused portion of the credit available. The credit facility expires on January 31, 2000. At March 31, 1996, $2,710,000 was borrowed, at an interest rate of 8.25%, under the credit facility. The amount which the Company may borrow under the credit facility is based upon eligible accounts receivable which were approximately $18,900,000 at March 31, 1996. The credit facility is collateralized by substantially all of the assets of the Company's subsidiaries (net book value, as defined, of approximately $40,340,000 at March 31, 1996) and by a pledge of all the capital stock of SafetyMaster, Lewis Supply, ISA, ATSG, SafetyMaster's wholly-owned subsidiary Coulson Technologies, Inc. and ATSG's wholly-owned subsidiaries ATS Phoenix Inc. and National Technical Services Group, Inc.


(7) ACCOUNTS PAYABLE AND ACCRUED EXPENSES


                                                              DECEMBER 31,
                                                       --------------------------     MARCH 31,
                                                          1994           1995           1996
                                                       -----------    -----------    -----------
Accounts payable....................................   $ 7,945,378    $11,318,450    $15,495,896
Accrued expenses....................................     2,225,825      1,604,796      1,208,117
Payroll and related expenses........................       499,432      1,394,504      1,162,565
                                                       -----------    -----------    -----------
                                                       $10,670,635    $14,317,750    $17,866,578
                                                       -----------    -----------    -----------
                                                       -----------    -----------    -----------


(8) LONG-TERM DEBT


    Long-term debt consists of several loans with a weighted average interest rate of 7.1% at December 31, 1994 and 1995, and 7.0% at March 31, 1996.

                 STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(8) LONG-TERM DEBT--(CONTINUED)

    Principal payments due on long-term obligations during each of the next five years are: 1996 (nine months): $127,689; 1997: $373,994; 1998: $548,754; 1999:
$500,621; 2000: $22,058; and thereafter: $25,961.


(9) ACQUISITIONS

    In July 1993 the Company issued 75,000 shares of Common Stock in connection with the acquisition of Dakota Fire and Safety Equipment Co., Inc. and in October 1993 issued 10,000 shares of Common Stock in connection with the acquisition of Corpus Fire & Safety, Inc.

    On January 4, 1994, the Company acquired all of the outstanding common stock of ISA. The purchase price consisted of: (i) $3,000,000 in cash; (ii) a promissory note in the amount of $500,000; and (iii) 500,000 shares of Common Stock. The source of the cash portion of the purchase price was borrowings under a revolving bank facility.

    On June 16, 1994, Lewis Supply acquired certain assets of the Industrial Supplies Division of Lufkin Industries, Inc. (the "Lufkin Division"). The purchase price consisted of: (i) $2,040,000 in cash; and (ii) a mortgage note in the amount of $600,000. The source of the cash portion of the purchase price was borrowings under a revolving bank facility.

    On May 12, 1995, the Company acquired all of the outstanding common stock of ATSG. The purchase price consisted of options to purchase 1,036,708 shares of Common Stock at a price of $5.82 per share. The fair market value of these options, as determined by an independent investment bank, was $1,560,100.

(10) DISCONTINUED OPERATIONS

    During 1990, the Company disposed of its information services business. The results of these operations are included under the caption "Income From Discontinued Operations."

    In connection with the discontinuance of this business, the Company remained liable for certain lease obligations. At December 31, 1993, there was no remaining liability.

(11) RETIREMENT PLAN


    The Company has a qualified defined contribution plan (the "Retirement Savings Plan") for employees who meet certain eligibility requirements. Contributions to the Retirement Savings Plan are at the discretion of the Board of Directors and are limited to the amount deductible for Federal income tax purposes. The expense for the Retirement Savings Plan was $17,525, $38,452 and $57,936 for the years ended December 31, 1993, 1994 and 1995, respectively, and $15,652 and $12,502 for the three months ended March 31, 1995 and 1996, respectively. ATSG regularly employs individuals covered under collective bargaining agreements. Accordingly, ATSG makes contributions to several multi-employer defined contribution and defined benefit pension plans ("Plans") for these employees. The expense for these Plans was $268,931 for the period from May 12, 1995 to December 31, 1995 and $52,615 for the three months ended March 31, 1996.

                 STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(12) INCOME TAXES


    The income tax expense (benefit) in the Consolidated Statements of Operations is as follows:



                                                                                   THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,               MARCH 31,
                                           ------------------------------------    ------------------
                                             1993          1994          1995             1996
                                           ---------    -----------    --------    ------------------
Current:
  Federal...............................   $  --        $    20,000    $ 35,000         $--
  State.................................      --             98,000     178,000         --

Deferred:
  Federal...............................      --           (828,000)    632,000         --
  State.................................      --            (58,000)     12,000         --
                                           ---------    -----------    --------       ----------
                                           $  --        $  (768,000)   $857,000         $--
                                           ---------    -----------    --------       ----------
                                           ---------    -----------    --------       ----------



    A reconciliation of the expected Federal income tax expense (benefit) at the statutory rate to the Company's income tax expense follows:



                                                                                   THREE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,               MARCH 31,
                                           ------------------------------------    ------------------
                                             1993          1994          1995             1996
                                           ---------    -----------    --------    ------------------
Expected tax expense (benefit)..........   $ 103,000    $   499,000    $632,000         ($668,000)
Increase (reduction) in tax expense
  resulting from:
  State taxes...........................      --             26,000     125,000          --
  Changes in (reversal of) valuation
allowance...............................      --         (1,076,000)      --              639,000
  Utilization of net operating loss.....    (119,000)      (386,000)      --             --
  State net operating loss not
utilized................................      --             80,000       --             --
  Goodwill..............................      15,000         69,000      77,000            22,000
  Other.................................       1,000         20,000      23,000             7,000
                                           ---------    -----------    --------    ------------------
                                           $  --        $  (768,000)   $857,000        $ --
                                           ---------    -----------    --------    ------------------
                                           ---------    -----------    --------    ------------------

                 STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(12) INCOME TAXES--(CONTINUED)
    The components of the net deferred tax asset were as follows:


                                                                DECEMBER 31,
                                                          ------------------------    MARCH 31,
                                                             1994          1995          1996
                                                          ----------    ----------    ----------
Deferred tax assets:
  Net operating loss carryforward (expires during
    period ending 2008)................................   $1,181,000    $  632,000    $  950,000
                                                                                      ----------
  Accounts receivable..................................       32,000        55,000        66,000
  Inventories..........................................      192,000       249,000       230,000
  Accrued expenses.....................................      318,000       243,000       236,000
  Vacation accrual.....................................       50,000        80,000        86,000
  Reserve for restructuring charge.....................       --            --           313,000
  Other................................................       90,000       130,000       139,000
  Valuation allowance..................................       --            --          (639,000)
                                                          ----------    ----------    ----------
    Total deferred tax asset...........................    1,863,000     1,389,000     1,381,000
                                                          ----------    ----------    ----------
Deferred tax liabilities:
  Property and equipment...............................      129,000       155,000       161,000
  Other assets.........................................      122,000       181,000       164,000
  Goodwill.............................................        8,000        13,000        16,000
                                                          ----------    ----------    ----------
    Total deferred tax liability.......................      259,000       349,000       341,000
                                                          ----------    ----------    ----------
Net deferred tax asset.................................   $1,604,000    $1,040,000    $1,040,000
                                                          ----------    ----------    ----------
                                                          ----------    ----------    ----------



    The valuation allowance for deferred tax assets as of January 1, 1994 was $1,794,000, of which $332,000 was to be allocated to reduce goodwill. During the fourth quarter of 1994, the valuation allowance was eliminated resulting from the Company's reevaluation of the realizability of future income tax benefits due to the 1994 acquisitions of ISA and the Lufkin Division. The reversal of the valuation allowance for deferred tax assets in 1994 which was allocated to reduce goodwill was $718,000. At December 31, 1995, no valuation allowance was provided because management believes that it is more likely than not that sufficient taxable income will be generated to allow for realization of the tax benefits. At March 31, 1996, a valuation allowance was recorded because the Company does not believe that it is more likely than not that a benefit will be realized during the current year.


(13) STOCKHOLDERS' EQUITY

    The Company has authorized 500,000 shares of Preferred Stock, par value $0.10 per share. No shares of Preferred Stock are currently issued or outstanding. The Board of Directors may at any time fix by resolution any of the powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock, which may be issued in series.

    On January 4, 1994, the Company sold an aggregate of 2,400,000 shares of Common Stock for $3,000,000.

    On October 13, 1994, the Company sold 5,750,000 shares of Common Stock in an underwritten public offering. The net proceeds to the Company were $15,405,500. The Company's bank indebtedness was repaid and the balance of the proceeds was available for working capital and for general corporate acquisitions.

                 STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(13) STOCKHOLDERS' EQUITY--(CONTINUED)

    On December 6, 1995, the Company declared a three percent stock dividend paid on December 29, 1995 to stockholders of record as of December 18, 1995. The Company had accumulated net income of $4,148,000 from July 1, 1990 (when it became a provider of industrial supply services) to December 31, 1995.


(14) STOCK COMPENSATION PLAN

    The Company has an Incentive Stock Option Plan (the "1990 Stock Option Plan") under which the Board of Directors is authorized to grant certain directors, executives and key employees of the Company options for the purchase of up to 2,060,000 shares of Common Stock. The 1990 Stock Option Plan provides for the granting of both incentive stock options and options that do not qualify as incentive stock options. In the case of each incentive stock option granted under the 1990 Stock Option Plan, the option price must not be less than the fair market value of the Common Stock at the date of grant. To date, all options granted under the 1990 Stock Option Plan are exercisable at not less than the fair market value of the Common Stock at the date of grant. Options which have been granted under the 1990 Stock Option Plan are exercisable at various rates from 25% to 33.3% per year beginning on the first anniversary date, except for 103,000 options which were exercisable at the date of grant.

    The following table summarizes the option information (as adjusted for the stock dividend):


                                                 NUMBER OF SHARES    OPTION PRICES
                                                 ----------------    -------------
Options outstanding December 31, 1993.........         721,773           $0.97
Options granted during 1994...................         369,616        $1.21-$3.45
Options canceled or expired...................         (83,812)       $0.97-$3.45
Options exercised.............................          (5,321)          $0.97
                                                 ----------------
Options outstanding December 31, 1994.........       1,002,256        $0.97-$3.45
                                                 ----------------
Options granted during 1995...................         352,399        $3.45-$5.94
Options canceled or expired...................         (99,815)       $0.97-$3.45
Options exercised.............................         (45,087)       $0.97-$3.45
                                                 ----------------
Options outstanding December 31, 1995.........       1,209,753        $0.97-$5.94
Options granted during first three months
  1996........................................              --
Options canceled or expired...................         (39,995)       $0.97-$3.45
Options exercised.............................         (49,295)       $0.97-$3.45
                                                 ----------------
Options outstanding March 31, 1996............       1,120,463        $0.97-$5.94
                                                 ----------------
                                                 ----------------
Options exercisable...........................         690,480        $0.97-$5.94
                                                 ----------------
                                                 ----------------

                 STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(14) STOCK COMPENSATION PLAN--(CONTINUED)

    Warrants to purchase 38,625 shares of Common Stock for $1.46 per share were outstanding at March 31, 1996 and expire in 1999.


(15) LEASE COMMITMENTS


    The Company leases equipment and real estate for initial terms of five to eight years. The minimum future rental payments for operating leases with initial noncancelable lease terms in excess of one year as of March 31, 1996 are as follows:



1996 (nine months)..............................................   $843,587
1997............................................................    906,046
1998............................................................    685,318
1999............................................................    378,866
2000............................................................    261,269
Thereafter......................................................    144,327



    Rental expense for the years ended December 31, 1993, 1994 and 1995 was $576,509, $628,449 and $908,841, respectively, and $217,138 and $319,912 for the three months ended March 31, 1995 and 1996, respectively.


(16) SUPPLEMENTAL CASH FLOW INFORMATION

    In conjunction with the acquisitions, liabilities assumed were:

                                                                 YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                            1993          1994           1995
                                                         ----------    -----------    ----------
Fair value of assets acquired.........................   $1,621,579    $13,496,558    $3,045,065
Net cash..............................................      569,669      5,020,777       (73,576)
Common Stock or options issued........................       30,250        625,000     1,560,100
                                                         ----------    -----------    ----------
Liabilities assumed...................................   $1,021,660    $ 7,850,781    $1,558,541
                                                         ----------    -----------    ----------
                                                         ----------    -----------    ----------

(17) CUSTOMER BUSINESS DATA


    One In-Plant Store(R) customer (with which the Company operates under four separate contracts) represented approximately 15% and 10% of revenues for the years ended December 31, 1994 and 1995, respectively, and approximately 12.3% of revenues for the three months ended March 31, 1995. Another In-Plant Store(R) customer (with which the Company operates under four separate contracts) represented approximately 11.5% of revenues for the three months ended March 31, 1996.


(18) PRO FORMA


    Presented below is an unaudited pro forma condensed statement of income which gives effect to adjustments in 1994 for the acquisition of the Lufkin Division on June 16, 1994 as if such acquisition

                 STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(18) PRO FORMA--(CONTINUED)

occurred on January 1, 1994 and adjustments in 1994 and 1995 for the acquisition of ATSG on May 12, 1995 as if such acquisition occurred on January 1 of each such year.



                                                    YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                      1994            1995
                                                  ------------    ------------
Revenues.......................................   $ 91,630,660    $120,264,734
Operating income...............................   $  1,847,893    $  1,385,880
Net income.....................................   $  1,797,743    $    428,840
Net income per common share....................   $       0.11    $       0.02



    One In-Plant Store(R) customer (with which the Company operates under four separate contracts) represented approximately 12% and 10% of pro forma revenues for the years ended December 31, 1994 and 1995, respectively.



(19) RESTRUCTURING CHARGE



    On March 18, 1996, the Company announced the merger of two of its subsidiaries. In connection with the merger, the Company recorded a restructuring charge in the first quarter of 1996 aggregating $920,000 for employee termination benefits, asset write-offs and lease payments.


(20) QUARTERLY DATA (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)--UNAUDITED

                                            FIRST     SECOND      THIRD     FOURTH
                                           QUARTER    QUARTER    QUARTER    QUARTER        YEAR
                                           -------    -------    -------    -------      --------
1994
Revenues................................   $17,307    $18,433    $20,568    $21,305      $ 77,613
Gross profit............................     3,979      4,282      4,837      5,130        18,228
Net income..............................       227        283        249      1,476(a)      2,235
Net income per share(b).................      0.01       0.02       0.02       0.07          0.13
1995
Revenues................................   $25,396    $27,235    $31,926    $32,936      $117,493
Gross profit............................     5,853      6,180      6,525      7,340        25,898
Net income (loss).......................       540        381        317       (234)        1,004
Net income (loss) per share(b)..........      0.02       0.02       0.01      (0.01)         0.05

- ------------

 (a)  See footnote 12

 (b)  Each period is computed separately.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
  American Technical Services Group, Inc.

    We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of American Technical Services Group, Inc. (Successor), a Delaware corporation, for the year ended December 25, 1994 and five months ended December 26, 1993 (Successor periods), and of American Technical Services Group, Inc. (Predecessor), a Georgia corporation, for the four months ended July 30, 1993 (Predecessor period). These consolidated financial statements are the responsibility of the related Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the aforementioned Successor consolidated financial statements present fairly, in all material respects, the consolidated results of operations and cash flows for the Successor periods then ended, in conformity with generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor consolidated financial statements present fairly, in all material respects, the consolidated results of operations and cash flows for the Predecessor period, in conformity with generally accepted accounting principles.

    As described in Note 5, the Company filed for binding arbitration related to a contract in progress at December 25, 1994, and the customer filed a counterclaim against Company. Due to the early stages of arbitration, the ultimate outcome is not presently determinable.

                                          SMITH & HOWARD, P.C.

Atlanta, Georgia
February 9, 1995, except for Note 5, as to which the date is April 27, 1995.

            AMERICAN TECHNICAL SERVICES GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                 APRIL 2, 1995
                                  (UNAUDITED)

    ASSETS
Current assets:
  Cash and cash equivalents....................................................   $    11,349
  Contracts receivable, net....................................................     1,591,740
  Costs and estimated earnings in excess of billings...........................        94,126
  Other........................................................................        19,381
                                                                                  -----------
    Total current assets.......................................................     1,716,596
  Property and equipment, net..................................................       195,066
  Excess of cost over fair value of net assets acquired, net...................       254,414
                                                                                  -----------
    Total assets...............................................................   $ 2,166,076
                                                                                  -----------
                                                                                  -----------
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses........................................   $   748,727
  Billings in excess of costs and estimated earnings...........................       101,613
  Accrual for loss contract....................................................        15,709
                                                                                  -----------
    Total current liabilities..................................................       866,049
                                                                                  -----------
Commitments and Contingency

Stockholders' Equity:
  Common stock, par value $0.01 per share. Authorized 2,000 shares; issued and
outstanding: 1,319 shares......................................................            13
  Additional paid-in capital...................................................     2,880,987
  Accumulated deficit..........................................................    (1,580,973)
                                                                                  -----------
    Total stockholders' equity.................................................     1,300,027
                                                                                  -----------
    Total liabilities and stockholders' equity.................................   $ 2,166,076
                                                                                  -----------
                                                                                  -----------

          See accompanying notes to consolidated financial statements.

            AMERICAN TECHNICAL SERVICES GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              FIVE MONTHS
                             FOUR MONTHS         ENDED          YEAR ENDED      THREE MONTHS      THREE MONTHS
                                ENDED         DECEMBER 26,     DECEMBER 25,         ENDED             ENDED
                            JULY 30, 1993         1993             1994         APRIL 3, 1994     APRIL 2, 1995
                            -------------     ------------     ------------     -------------     -------------
                            (PREDECESSOR)                                        (UNAUDITED)       (UNAUDITED)
Revenues................     $ 1,744,161       $2,240,730       $8,669,653       $  3,032,790      $  1,785,025
Cost of sales...........       1,229,864        1,861,026        6,619,207          2,461,627         1,508,751
                            -------------     ------------     ------------     -------------     -------------
  Gross profit..........         514,297          379,704        2,050,446            571,163           276,274
Selling, general and
administrative
expenses................         476,488        1,108,681        2,567,311            647,840           625,967
                            -------------     ------------     ------------     -------------     -------------
  Operating income
(loss)..................          37,809         (728,977)        (516,865)           (76,677)         (349,693)
Interest income
(expense)...............         (73,304)          14,562               --                 --                --
                            -------------     ------------     ------------     -------------     -------------
  Loss before
extraordinary item......         (35,495)        (714,415)        (516,865)           (76,677)         (349,693)
Extraordinary item-
  forgiveness of
indebtedness............         544,839               --               --                 --                --
                            -------------     ------------     ------------     -------------     -------------
  Net income (loss).....     $   509,344       $ (714,415)      $ (516,865)      $    (76,677)     $   (349,693)
                            -------------     ------------     ------------     -------------     -------------
                            -------------     ------------     ------------     -------------     -------------

          See accompanying notes to consolidated financial statements.

            AMERICAN TECHNICAL SERVICES GROUP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                              PREDECESSOR
                                                                                             STOCKHOLDERS'
                                           COMMON STOCK      ADDITIONAL       ACCUMULATED       EQUITY
                                              AMOUNT       PAID-IN CAPITAL      DEFICIT        (DEFICIT)
                                           ------------    ---------------    -----------    -------------
Balance, April 1, 1993 (Predecessor)....      --                --                --           $(255,353)
Net income for the four months ended
July 30, 1993...........................      --                --                --             509,344
                                                                                             -------------
Balance, July 30,1993...................      --                --                --             253,991
Acquisition by Successor on
  July 31, 1993.........................       $ 10          $ 2,327,490          --            (253,991)
Net loss for the five months ended
December 26, 1993.......................      --                --            $  (714,415)       --
                                                ---        ---------------    -----------    -------------
Balance, December 26, 1993..............         10            2,327,490         (714,415)       --
Sale of common stock....................          3              553,497          --             --
Net loss for the year ended December 25,
1994....................................      --                --               (516,865)       --
                                                ---        ---------------    -----------    -------------
Balance, December 25, 1994..............         13            2,880,987       (1,231,280)       --
Net loss (unaudited) for the three
  months ended April 2, 1995............      --                --               (349,693)       --
                                                ---        ---------------    -----------    -------------
Balance, April 2, 1995 (unaudited)......       $ 13          $ 2,880,987      $(1,580,973)       --
                                                ---        ---------------    -----------    -------------
                                                ---        ---------------    -----------    -------------

          See accompanying notes to consolidated financial statements.

            AMERICAN TECHNICAL SERVICES GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       FIVE MONTHS
                                       FOUR MONTHS        ENDED        YEAR ENDED    THREE MONTHS    THREE MONTHS
                                          ENDED        DECEMBER 26,   DECEMBER 25,       ENDED           ENDED
                                      JULY 30, 1993        1993           1994       APRIL 3, 1994   APRIL 2, 1995
                                      --------------   ------------   ------------   -------------   -------------
                                      (PREDECESSOR)                                   (UNAUDITED)     (UNAUDITED)
Cash flows from operating
 activities:
Net income (loss)...................    $  509,344      $ (714,415)    $ (516,865)    $   (76,677)     $(349,693)
 Adjustments to reconcile net income
   (loss) to net cash provided by
   (used in) operating activities:
   Depreciation and amortization....        18,614          30,693         70,510          18,888         17,567
   Forgiveness of indebtedness......      (544,839)             --             --              --             --
   Changes in operating assets and
     liabilities:
     Contracts receivable...........     1,154,816        (278,359)      (635,111)     (1,181,963)       158,822
     Cost and estimated earnings in
excess of billings..................       (78,065)        128,440        (66,290)        (82,652)       (10,923)
     Income taxes receivable........        71,768              --             --              --             --
     Accounts payable and accrued
expenses............................      (554,212)        182,650        (36,755)        424,775        153,524
     Billings in excess of costs and
estimated earnings..................        (9,730)         19,474         51,726         170,556          7,308
     Accrual for loss contracts.....            --              --        208,228              --       (192,520)
     Other, net.....................         2,726           6,623        (14,084)        (13,696)        14,984
                                      --------------   ------------   ------------   -------------   -------------
       Net cash provided by (used
         in) operating activities...       570,422        (624,894)      (938,641)       (740,769)      (200,931)
                                      --------------   ------------   ------------   -------------   -------------
Cash flows from investing
 activities--
   Additions to property and
equipment...........................            --          (8,272)       (43,991)        (20,394)       (52,671)
                                      --------------   ------------   ------------   -------------   -------------
Cash flows from financing
 activities:
   Net repayments under accounts
     receivable agreement with
     finance company................      (518,482)             --             --              --             --
     Repayments of other notes
payable.............................       (24,283)             --             --              --             --
   Borrowings of (repayment of)
subordinated debt...................            --        (117,509)      (160,742)          1,276             --
   Proceeds from sale of common
stock...............................            --              --        553,500              --             --
                                      --------------   ------------   ------------   -------------   -------------
     Net cash provided by operating
activities..........................      (542,765)       (117,509)       392,758           1,276             --
                                      --------------   ------------   ------------   -------------   -------------
     Increase (decrease) in cash and
cash equivalents....................        27,657        (750,675)      (589,874)       (759,887)      (253,602)
Cash and cash equivalents, at
 beginning of period................        75,802       1,605,500        854,825         854,825        264,951
                                      --------------   ------------   ------------   -------------   -------------
                                      --------------   ------------   ------------   -------------   -------------
Cash and cash equivalents, at end of
period..............................    $  103,459      $  854,825     $  264,951     $    94,938      $  11,349
                                      --------------   ------------   ------------   -------------   -------------
                                      --------------   ------------   ------------   -------------   -------------
Supplemental cash flow information:
   Taxes paid.......................    $       --      $       --     $       --     $        --      $      --
   Interest paid....................        73,304              --             --              --             --

          See accompanying notes to consolidated financial statements.

            AMERICAN TECHNICAL SERVICES GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business

    American Technical Services Group, Inc. ("ATSG" or the "Successor"), through its wholly owned subsidiaries, ATS Phoenix Inc. and National Technical Services Group, Inc., is a supplier of process control and instrumentation services throughout the United States.

  Commencement of Operations

    On July 31, 1993, ATSG acquired substantially all of the operating assets and assumed certain liabilities of American Technical Services Group, Inc. ("Predecessor"), a Georgia corporation. The purchase price was approximately $941,000, which was funded from part of the proceeds from the initial sale of ATSG's Common Stock.

  Basis of Consolidation

    The consolidated financial statements include the accounts of ATSG and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

    The periods for the Consolidated Statements of Operations are as follows:

  ATSG (Successor):

        Predecessor (audited):

          Four months ended July 30, 1993 was for the period from the Predecessors last fiscal year end to its last date of operations.

       Audited

          Year ended December 25, 1994 and five months ended December 26, 1993 was for fiscal periods which ended on the last Sunday of December.

       Unaudited

           Fourteen week fiscal quarters for the quarters ending April 3, 1994 and April 2, 1995.

    In conjunction with this acquisition, liabilities assumed and refinanced were:

Fair value of assets acquired..................................   $1,413,539
Net cash paid..................................................     (722,000)
Issuance of notes payable......................................     (219,468)
                                                                  ----------
Liabilities assumed and refinanced.............................   $  472,071
                                                                  ----------
                                                                  ----------

  Revenue Recognition

    Revenues on long-term contracts are recognized by the percentage of completion method based on cost incurred as a percentage of the estimated total costs of each contract. Revenues from time-and-material contracts are recognized currently as the work is performed. Provision for estimated losses, if any, on uncompleted contracts are made in the periods in which such losses are determined.

            AMERICAN TECHNICAL SERVICES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  Property and Equipment

    Property and equipment are stated at cost. Depreciation is calculated using the straight-line basis over the estimated useful lives of the assets. Maintenance and repairs are charged to expense. Major renewals and improvements are capitalized and depreciated over the remaining useful life of the asset.

  Excess of Cost Over Fair Value of Net Assets Acquired

    Excess of cost over fair value of net assets acquired is being amortized on a straight-line basis over forty years.

  Income Taxes

    ATSG has accumulated operating loss carryovers at December 25, 1994 for income tax purposes available to offset future taxable income which expire if unused as follows:

2008...........................................................   $  612,000
2009...........................................................      458,000
                                                                  ----------
                                                                  $1,070,000
                                                                  ----------
                                                                  ----------

    Differences between book and taxable income consist primarily of the excess of depreciation for tax purposes over the amount for financial reporting purposes, bad debts accounted for using the direct write off method for tax reporting purposes and differences in recognition of losses on contracts.

  Interim Financial Statements

    The accompanying unaudited financial statements as of April 2, 1995 and the fourteen week fiscal quarters ended April 2, 1994 and April 3, 1995 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal, recurring accruals) considered necessary for a fair presentation have been included. Results for the interim periods are not necessarily indicative of the results for an entire year.

NOTE 2--RENT EXPENSE

    Rent expense was as follows:

Four months ended July 30, 1993.................................   $ 59,160
Five months ended December 26, 1993.............................     40,196
Year ended December 25, 1994....................................    182,388

NOTE 3--PROFIT SHARING PLAN

    ATSG has established a 401-K profit sharing plan for eligible employees. ATSG's contributions to the Plan are at the discretion of its Board of Directors. ATSG is obligated to pay expenses related to the Plan's administration. There have been no contributions to the Plan since April 1, 1992.

            AMERICAN TECHNICAL SERVICES GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 4--EXTRAORDINARY ITEM

    A loan balance of $568,433 plus accrued interest of $51,406 under the Amended Workout Agreement with a bank was sold by the bank to the Predecessors principal stockholder for $75,000 in June 1993. This transaction resulted in forgiveness of debt to the Predecessor of $544,839 which is recorded as an extraordinary item for the four months ended July 31, 1993 in the Consolidated Statements of Operations. The $75,000 loan, due to the Predecessor's principal stockholder, was not assumed by the Successor.

NOTE 5--CONTINGENCY

    Subsequent to December 25, 1994, ATSG filed for binding arbitration of a dispute relating to work performed by ATSG in late 1994 and early 1995. The net loss for the year ended December 25, 1994 includes a $250,000 loss for the project that is the subject of the arbitration. The customer for whom the work was performed filed a counterclaim against ATSG. Due to the early stages of the arbitration proceedings, counsel representing ATSG in this matter cannot offer an opinion as to the probable outcome. Management of ATSG believes that ATSG will prevail in the arbitration and that the ultimate resolution will not have a material adverse effect on ATSG's financial position.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
  Industrial Systems Associates, Inc.:

    We have audited the accompanying statements of income, stockholders' equity, and cash flows of Industrial Systems Associates, Inc. for the ten months ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements of Industrial Systems Associates, Inc. referred to above present fairly, in all material respects, the results of its operations and its cash flows for the ten months ended December 31, 1993, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 4, 1994

                      INDUSTRIAL SYSTEMS ASSOCIATES, INC.
                              STATEMENT OF INCOME
                       TEN MONTHS ENDED DECEMBER 31, 1993

Revenues......................................................   $22,137,984
Cost of sales.................................................    18,231,174
                                                                 -----------
    Gross profit..............................................     3,906,810
Selling, general and administrative expenses..................     3,088,646
                                                                 -----------
    Operating income..........................................       818,164
Interest expense..............................................        91,218
                                                                 -----------
  Income before provision for income taxes....................       726,946
Provision for income taxes....................................       303,833
                                                                 -----------
  Net income..................................................   $   423,113
                                                                 -----------
                                                                 -----------

          See accompanying notes to consolidated financial statements.

                      INDUSTRIAL SYSTEMS ASSOCIATES, INC.
                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                       COMMON STOCK
                                                     -----------------     RETAINED     TREASURY
                                                     SHARES    AMOUNT      EARNINGS       STOCK
                                                     ------    -------    ----------    ---------
Balance, February 28, 1993........................   99,000    $42,060    $1,269,550    $(170,000)
Net income........................................     --        --          423,113       --
                                                     ------    -------    ----------    ---------
Balance, December 31, 1993........................   99,000    $42,060    $1,692,663    $(170,000)
                                                     ------    -------    ----------    ---------
                                                     ------    -------    ----------    ---------

                See accompanying notes to financial statements.

                      INDUSTRIAL SYSTEMS ASSOCIATES, INC.
                            STATEMENT OF CASH FLOWS
                       TEN MONTHS ENDED DECEMBER 31, 1993

Cash flows from operating activities:
  Net income...................................................................   $   423,113
  Adjustments to reconcile net income to net cash used in operating
    activities-- depreciation..................................................        89,979
Changes in operating assets and liabilities:
  Accounts receivable..........................................................       178,187
  Inventory....................................................................    (1,385,077)
  Prepaid expenses and other current assets....................................        30,217
  Accounts payable and accrued expenses........................................       748,566
  Income taxes payable.........................................................      (271,598)
  Other assets, net............................................................        14,417
                                                                                  -----------
  Net cash used in operating activities........................................      (172,196)
                                                                                  -----------
Cash flows from investing activities:
  Additions to property and equipment..........................................      (111,110)
                                                                                  -----------
  Net cash used in investing activities........................................      (111,110)
                                                                                  -----------
Cash flows from financing activities:
  Proceeds from line of credit, net............................................       412,045
  Proceeds from loan payable--officer..........................................      (101,714)
  Repayment of long-term debt, net.............................................       (21,041)
                                                                                  -----------
    Net cash provided by financing activities..................................       289,290
                                                                                  -----------
      Increase in cash.........................................................         5,984
Cash at beginning of period....................................................        12,399
                                                                                  -----------
Cash at end of period..........................................................   $    18,383
                                                                                  -----------
                                                                                  -----------
Supplemental cash flow information:
  Interest paid................................................................   $   100,979
  Income taxes paid............................................................       526,757

                See accompanying notes to financial statements.

                      INDUSTRIAL SYSTEMS ASSOCIATES, INC.
                         NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    Industrial System Associates, Inc. ("ISA") operates in-plant stores for the distribution and sale of maintenance, repair and operations supplies (MRO) to large industrial customers in the United States. ISA operates in one business segment.

    Effective March 1, 1993, ISA changed its fiscal year-end from February 28 to December 31.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Inventories:

    Inventories of finished goods are stated at the lower of cost (first-in, first-out basis) or market.

    Property and Equipment:

    Property and equipment are recorded at cost. Depreciation is computed using accelerated methods for both financial reporting and income tax purposes. Maintenance and repairs are charged to expense. Major renewals and improvements are capitalized and depreciated over the remaining life of the asset. Estimated useful lives of property and equipment generally range from five to seven years.

3. CUSTOMER CONCENTRATION

    ISA operates under multi-year contracts with several customers. For the period ended December 31, 1993, six customers represented 92% of ISA's sales.

4. INCOME TAXES

    The provision for income taxes consist of the following:

Currently payable:..............................................   $229,526
  Federal.......................................................     67,104
                                                                   --------
  State.........................................................    296,630
Deferred:
  Federal.......................................................      7,203
  State.........................................................         --
                                                                   --------
                                                                   $303,833
                                                                   --------
                                                                   --------

    A reconciliation of the U.S. statutory federal income tax rate to the effective rate is as follows:

Statutory tax rate...................................................   34.0%
State income taxes, net of federal income tax benefit................    7.5
                                                                        ----
                                                                        41.5%
                                                                        ----

5. RENT EXPENSES

    Total rent expense for all operating leases recorded for the ten months ended December 31, 1993 was $68,101.

6. SUBSEQUENT EVENT

    On January 4, 1994, Strategic Distribution, Inc. ("SDI") acquired all of the outstanding capital stock of ISA. The purchase price paid to the shareholder of ISA consisted of (i) $3,000,000 in cash, (ii) a promissory note in the amount of $500,000 and (iii) 500,000 shares of SDI's common stock, par value $0.10 per share.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Lufkin Industries, Inc.:

    We have audited the accompanying statements of earnings and cash flows of the Industrial Supplies Division of Lufkin Industries, Inc. (a Texas corporation) and the related statement of changes in Lufkin's equity investment for the year ended December 31, 1993. These financial statements are the responsibility of management of Lufkin Industries, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Industrial Supplies Division of Lufkin Industries, Inc. and the changes in Lufkin's equity investment, each for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Houston, Texas
May 31, 1994

                        INDUSTRIAL SUPPLIES DIVISION OF
                            LUFKIN INDUSTRIES, INC.
                             STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1993

SALES.........................................................   $13,288,527
COST OF SALES.................................................    10,063,206
                                                                 -----------
GROSS PROFIT..................................................     3,225,321
                                                                 -----------
OPERATING EXPENSES:
  Selling expenses............................................     1,062,951
  General and administrative expenses.........................       771,275
  Allocated Corporate Expenses of Lufkin Industries, Inc......       515,160
                                                                 -----------
    Total operating expenses..................................     2,349,386
                                                                 -----------
EARNINGS BEFORE INCOME TAXES..................................       875,935
INCOME TAXES..................................................       297,818
                                                                 -----------
NET EARNINGS..................................................   $   578,117
                                                                 -----------
                                                                 -----------

   The accompanying notes are an integral part of these financial statements.

                        INDUSTRIAL SUPPLIES DIVISION OF
                            LUFKIN INDUSTRIES, INC.
               STATEMENT OF CHANGES IN LUFKIN'S EQUITY INVESTMENT
                          YEAR ENDED DECEMBER 31, 1993

BALANCE, DECEMBER 31, 1992.....................................................   $3,411,612
NET EARNINGS FOR 1993..........................................................      578,117
DECREASE IN LUFKIN'S EQUITY INVESTMENT, NET....................................     (763,042)
                                                                                  ----------
BALANCE, DECEMBER 31, 1993.....................................................   $3,226,687
                                                                                  ----------
                                                                                  ----------

   The accompanying notes are an integral part of these financial statements.

                        INDUSTRIAL SUPPLIES DIVISION OF
                            LUFKIN INDUSTRIES, INC.
                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1993

Cash Flows From Operating Activities:
  Net Earnings..................................................................   $ 578,117
Adjustments To Reconcile Net Earnings To Net Cash
  Provided By Operating Activities:
  Depreciation..................................................................     156,841
  Gain On Sale Of Assets........................................................      29,221

Changes In Operating Assets And Liabilities:
  Accounts Receivable...........................................................      30,904
  Inventories...................................................................    (117,827)
  Prepaid Insurance.............................................................        (794)
  Accounts Payable..............................................................     166,836
  Accrued Liabilities...........................................................       5,080
                                                                                   ---------
Net Cash Provided By Operating Activities.......................................     848,378
                                                                                   ---------
Cash Flows From Investing Activities:
  Capital Expenditures..........................................................     (86,136)
  Proceeds From Sale Of Assets..................................................         800
                                                                                   ---------
Net Cash Used In Investing Activities...........................................     (85,336)
                                                                                   ---------
Net Cash Flows from Divisional Financing Activities Representing the Net
  Decrease in Lufkin's Equity Investment........................................   $(763,042)
                                                                                   ---------
                                                                                   ---------

   The accompanying notes are an integral part of these financial statements.

            INDUSTRIAL SUPPLIES DIVISION OF LUFKIN INDUSTRIES, INC.
                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

    The Industrial Supplies Division of Lufkin Industries, Inc. (the "Division") was established in 1902 and during 1993 was a distributor of industrial products including power transmission parts, valves, cutting and conveyor equipment and parts, wire rope and plumbing fixtures and supplies. All products sold are manufactured by unaffiliated companies. A significant amount of total sales are to Lufkin Industries, Inc. (the "Parent"), and the Division also sells to unaffiliated customers in the East Texas region, many of whom are involved in the forest products and paper industries.

2. BASIS OF FINANCIAL STATEMENT PRESENTATION

    In May 1994, Lufkin agreed to sell the inventory and property, plant and equipment of the Division, except for land and office equipment having a net carrying value of approximately $119,000 (unaudited), to Lewis Supply (Delaware), Inc.

    The accompanying financial statements represent the 1993 operations of the Division. For purposes of preparing financial statements under generally accepted accounting principles, certain allocations have been made in order to report various assets and liabilities of the Division at their historical costs less related liabilities. These allocations are considered reasonable by management.

3. SUMMARY OF MAJOR ACCOUNTING POLICIES

Inventories

    The Division uses the last-in, first-out (LIFO) method of determining inventory cost, which was less than estimated net realizable value. Had the first-in, first-out method been used for determining inventory values, inventories would have been approximately the same at December 31, 1993.

Property, Plant and Equipment

    The Division records investments in these assets at cost. Improvements are capitalized, while repair and maintenance costs are charged to operations as incurred. Gains or losses realized on the sale or retirement of these assets are reflected in net earnings but were not significant during the period presented. Depreciation for financial reporting purposes is provided on a straight-line or double-declining balance method based upon the estimated useful lives of the assets.

    At December 31, 1993, assets with costs of $383,288 were being depreciated using a double-declining balance method of depreciation.

Income Taxes

    For federal income tax purposes, the Division's operating results have been included in the Parent's federal income tax return. For financial reporting purposes, the Division has provided federal income taxes as if it were a stand-alone entity. However, since the Division is not a tax-paying entity with respect to federal income taxes, deferred income taxes payable of approximately $66,000 at December 31, 1993, have been included in Lufkin's equity investment account. These deferred taxes payable result from differences in depreciation methods used for book and for income tax purposes.

            INDUSTRIAL SUPPLIES DIVISION OF LUFKIN INDUSTRIES, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

4. RELATED-PARTY AND NONRECURRING TRANSACTIONS

    During 1993, the Division recorded sales of $5,527,000 to its Parent, which represented approximately 42 percent of total Division sales. The gross margin resulting from these sales to the Parent was approximately $1,105,000. General and administrative expenses for the Division include certain overhead charges allocated to the Division based on specific activities performed for the Division and other indirect expenses allocated on a proportionate basis. In addition, the statement of earnings has been charged for allocated corporate expenses of the Parent of $515,160. These corporate charges were made to cover the various expenses incurred by the Parent to provide supporting administrative services to the Division, including management direction, accounting, data processing, human resources, etc. Management believes the allocations are reasonable. Because of the relationship between the Division and its Parent, the amount of these transactions reflected in the accompanying financial statements may not have been the same as they would have been among unaffiliated parties.

    Lufkin operates a treasury management system under which the Division's cash needs have been funded by the Parent. Advances to and from Lufkin have been included in Lufkin's equity investment account. For various reasons, including the large number of intercompany transactions, it is not practicable to determine the amount of gross advances and gross repayments settled through Lufkin's equity investment account during the periods presented, nor is it practicable to determine what portion of Lufkin's equity investment account represents retained earnings of the Division.

    During 1993, the Division sold approximately $422,000 of products directly to Russia. These sales were in addition to various sales made to the Parent to support business activities conducted by the Parent with Russia. The majority of these sales represented products that are not carried in the Division's normal inventory. The Division does not anticipate selling any additional products to Russia in the future.

    During 1993, the Division maintained a Pole Line product line for sales relating to a contract with a local utility company. Sales of the product line totaled approximately $747,000 and represented 6 percent of total Division sales. During 1993, the contract with the utility company expired and the Division discontinued this product line.

5. RETIREMENT BENEFITS

    The Division is part of a Lufkin Industries, Inc. noncontributory pension plan covering substantially all employees. The benefits provided by this plan are measured by length of service, compensation and other factors and are currently funded by a trust established under the plan. Funding of retirement costs for this plan complies with the minimum funding requirements specified by the Employee Retirement Income Security Act. Plan investment assets are invested primarily in equity securities, United States Government securities and cash equivalents.

    The following table provides the detail of the components of pension expense for the Division. It is not practicable to determine the funded status of the portion of the plan which relates to the Division. On an overall basis, the funded assets of the Lufkin Industries, Inc. Retirement Plan for Salaried Employees was in excess of the projected benefit obligation as of December 31, 1993.

Components of pension expense--
  Service cost.................................................   $ 118,616
  Interest cost................................................     235,888

            INDUSTRIAL SUPPLIES DIVISION OF LUFKIN INDUSTRIES, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

5. RETIREMENT BENEFITS--(CONTINUED)

  Actual return on plan assets.................................    (268,355)
  Net amortization and deferral................................     (53,419)
                                                                  ---------
    Net pension expense........................................   $  32,730
                                                                  ---------
                                                                  ---------

    The Division is included in a Lufkin defined contribution thrift plan covering substantially all of its employees. The Parent makes contributions of 75 percent of employee contributions during the year. All obligations of the Division were funded through December 31, 1993. The allocated thrift expense related to the Division for this plan totaled $22,511 for the year ended December 31, 1993.

    In addition, the Division is included in two Lufkin defined benefit post-retirement plans that cover its employees. One plan provides medical benefits and the other plan provides life insurance benefits. Both plans are contributory, with retiree contributions adjusted periodically. The Division's expense for these plans was $25,000, for the year ended December 31, 1993 and is included with the allocated corporate expenses.

6. UNAFFILIATED SIGNIFICANT CUSTOMERS

    For the year ended December 31 1993, one unaffiliated customer represented 11 percent of divisional sales.

                 STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES
                         PRO FORMA STATEMENT OF INCOME
           BASIS FOR PRESENTATION OF PRO FORMA FINANCIAL INFORMATION

    The unaudited pro forma statement of income includes the applicable pro forma effect of the adjustment for the acquisition of American Technical Services Group, Inc. ("ATSG"), acquired May 12, 1995, as if such acquisition occurred on January 1, 1995.

    The unaudited pro forma statement of income is not necessarily indicative of what the actual results of operations would have been had the transaction occurred at January 1, 1995, nor does it purport to be indicative of future results of operations.

                 STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES
                         PRO FORMA STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                                           PRO FORMA
                                                                          ADJUSTMENT
                                                                       -----------------
                            DECEMBER 31,                                    (NOTE)           PRO FORMA
                                1995          ATSG        COMBINED      DEBIT     CREDIT      COMBINED
                            ------------   ----------   ------------   -------    ------    ------------
Revenues..................  $117,493,338   $2,771,396   $120,264,734                        $120,264,734
Cost of sales.............    91,595,757    2,407,139     94,002,896                          94,002,896
                            ------------   ----------   ------------                        ------------
Gross profit..............    25,897,581      364,257     26,261,838                          26,261,838
Selling, general and
administrative expenses...    23,938,649      924,349     24,862,998   $12,960                24,875,958
                            ------------   ----------   ------------                        ------------
Operating income(loss)....     1,958,932     (560,092)     1,398,840                           1,385,880
Interest expense (income):
  Interest expense........       178,377        2,034        180,411                             180,411
  Interest (income).......       (80,371)          --        (80,371)                            (80,371)
                            ------------   ----------   ------------                        ------------
    Interest expense,
net.......................        98,006        2,034        100,040                             100,040
                            ------------   ----------   ------------                        ------------
Income (loss) before
  income taxes............     1,860,926     (562,126)     1,298,800                           1,285,840
Income tax expense........       857,000           --        857,000                             857,000
                            ------------   ----------   ------------   -------    ------    ------------
Net income (loss).........  $  1,003,926   $ (562,126)  $    441,800   $12,960    $   --    $    428,840
                            ------------   ----------   ------------   -------    ------    ------------
                            ------------   ----------   ------------   -------    ------    ------------
Net income per share......  $       0.05                                                    $       0.02
                            ------------                                                    ------------
                            ------------                                                    ------------
Average number of shares
  of common stock
outstanding...............    21,689,653                                                      21,689,653
                            ------------                                                    ------------
                            ------------                                                    ------------

                 STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES
                     NOTE TO PRO FORMA STATEMENT OF INCOME
                                  (UNAUDITED)

PRO FORMA ADJUSTMENT

    Purchase accounting adjustments to conform to Accounting Principles Board Opinion No. 16, "Business Combination," relating to the amortization of excess of cost over fair value of net assets acquired. Excess of cost over fair value of net assets acquired is amortized on a straight-line basis over 20 years. Historically, excess of cost over fair value of net assets acquired was amortized on a straight-line basis over 40 years.

                      STRATEGIC DISTRIBUTION         LOGO

    The Company's In-Plant Store(R) program is a comprehensive outsourcing service through which the Company manages all aspects of industrial supply procurement at 44 large industrial sites in North America. The Company also offers several other proprietary industrial supply procurement programs, as well as traditional distribution, to more than 19,000 customers through a network of 32 branches and ten sales and service offices located throughout the United States and in Mexico.

- ------------------------------------------- -----------------------------------
- ------------------------------------------- -----------------------------------

NO DEALER, SALESPERSON OR OTHER
                                                    8,200,000 SHARES
INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS
OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS
IN CONNECTION WITH THE OFFER MADE BY THIS
PROSPECTUS AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST NOT
BE RELIED UPON AS HAVING BEEN AUTHORIZED
BY THE COMPANY, ANY SELLING STOCKHOLDER
OR THE UNDERWRITERS. THIS PROSPECTUS DOES      STRATEGIC DISTRIBUTION, INC.
NOT CONSTITUTE AN OFFER TO SELL, OR A
SOLICITATION OF AN OFFER TO BUY, THE
COMMON STOCK IN ANY JURISDICTION WHERE, OR
TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO
MAKE SUCH OFFER OR SOLICITATION. NEITHER            COMMON STOCK
THE DELIVERY OF THIS PROSPECTUS NOR ANY
SALE MADE HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY IMPLICATION
THAT THERE HAS NOT BEEN ANY CHANGE IN
THE FACTS SET FORTH IN THIS PROSPECTUS
OR IN THE AFFAIRS OF THE COMPANY SINCE
THE DATE HEREOF OR SINCE THE DATES AS
OF WHICH INFORMATION IS SET FORTH HEREIN.            -------------------
                                                         PROSPECTUS
                                                     -------------------
       ---------------

      TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary....................     3
Investment Considerations.............     7
Use of Proceeds.......................     8
Dividend Policy.......................     8
Capitalization........................     9
Price Range of Common Stock...........    10
                                                   DONALDSON, LUFKIN & JENRETTE
Selected Historical and Pro Forma                     SECURITIES CORPORATION
Consolidated Financial Data...........    11

Management's Discussion and Analysis
  of Financial Condition and Results
of Operations.........................    13
Business..............................    17

                                                      SCHRODER WERTHEIM & CO.
Management............................    28
Certain Transactions..................    32
Principal and Selling Stockholders....    34
Description of Capital Stock..........    36

                                                        HANIFEN, IMHOFF INC.
Shares Eligible for Future Sale.......    37
Underwriting..........................    39
Legal Matters.........................    40
Experts...............................    40
Available Information.................    40

Index to Financial Statements.........   F-1,                        , 1996

- -------------------------------------------  ----------------------------------
- -------------------------------------------  ----------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the Common Stock being registered, all of which will be paid by the Company. All amounts are estimates except the registration fee and the NASD filing fee.


Registration Fee...............................................   $  19,916
NASD Filing Fee................................................       6,276
NASD Listing Fee...............................................      17,500
Blue Sky Fees and Expenses.....................................      10,000
Accounting Fees and Expenses...................................      90,000
Legal Fees and Expenses........................................     250,000
Transfer Agent and Registrar Fees..............................      10,000
Printing and Engraving Expenses................................     125,000
Miscellaneous Expenses.........................................      96,308
                                                                  ---------
      Total....................................................   $ 625,000
                                                                  ---------
                                                                  ---------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

    A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-laws, agreement, vote or otherwise.

    In accordance with Section 145 of the DGCL, Article NINTH of the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate") provides that the Company shall indemnify each person who is or was a director, officer, employee or agent of the Company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the

Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under Section 145 of the DGCL, as the same may be amended or supplemented. The indemnification provided by the Restated Certificate shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    The foregoing statements are subject to the detailed provisions of Section 145 of the DGCL and Article NINTH of the Restated Certificate.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    On August 11, 1994, the Company issued 5,250 shares of Common Stock to an individual in return for services rendered to the Company. The Common Stock was issued pursuant to the exemption from registration under Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

EXHIBIT
NUMBER                                        DESCRIPTION
- -------   ------------------------------------------------------------------------------------
 1        Form of Underwriting Agreement*
 3.1      Restated Certificate of Incorporation of the Company, as amended through August 21,
          1987 (incorporated by reference to the Company's Annual Report on Form 10-K for the
          fiscal year ended December 31, 1995 (the "fiscal 1995 10-K Report"))*
 3.1(a)   Amendment to Certificate of Incorporation of the Company filed August 21, 1987 with the Secretary of State of Delaware (incorporated by reference to the fiscal 1995
          10-K Report)*
 3.1(b)   Amendment to Certificate of Incorporation of the Company filed December 16, 1987 with the Secretary of State of Delaware (incorporated by reference to the fiscal
          1995 10-K Report)*
 3.1(c)   Amendment to Certificate of Incorporation of the Company filed December 15, 1988 with the Secretary of State of Delaware (incorporated by reference to the fiscal
          1995 10-K Report)*
 3.1(d)   Certificate of Stock Designations of the Company filed September 15, 1989 with the
          Secretary of State of Delaware (incorporated by reference to the fiscal 1995 10-K
          Report)*
 3.1(e)   Amendment to Certificate of Incorporation of the Company filed November 9, 1990 with the Secretary of State of Delaware (incorporated by reference to the fiscal 1995
          10-K Report)*
 3.1(f)   Amendment to Certificate of Incorporation of the Company filed April 8, 1996 with the Secretary of State of Delaware*
 3.2      Amended and Restated Bylaws of the Company dated July 24, 1986 (incorporated by reference to the fiscal 1995 10-K Report)*
 3.2(a)   Amendment to Amended and Restated Bylaws of the Company dated April 25, 1988
          (incorporated by reference to the fiscal 1995 10-K Report)*
 4        Specimen of Common Stock certificate (incorporated by reference to Amendment No. 2 to the Company's Registration Statement on Form S-1, Registration No. 33-82906,
          dated October 5 1994)*
 5        Opinion of Willkie Farr & Gallagher regarding the legality of the Common Stock being registered**
10.1      Form of Strategic Distribution, Inc., Amended and Restated 1990 Incentive Stock
          Option Plan (incorporated by reference to the fiscal 1995 10-K Report)*
10.2      Securities Purchase Agreement, dated as of January 4, 1994, among the Company and the Purchasers listed therein (incorporated by reference to the Company's January 4,
          1994 Current Report on Form 8-K)*

EXHIBIT
NUMBER                                        DESCRIPTION
- -------   ------------------------------------------------------------------------------------
10.3      Stock Purchase Agreement, dated as of January 4, 1994, between the Company and
          George E. Krauter (incorporated by reference to the Company's January 4, 1994
          Current Report on Form 8-K)*
10.4      Asset Purchase Agreement, dated as of June 14, 1994, between Lewis Supply
          (Delaware), Inc. and Lufkin Industries, Inc. (incorporated by reference to the
          Company's June 29, 1994 Current Report on Form 8-K)*
10.5      Stock Purchase Agreement, dated as of May 12, 1995, between the Company and the selling shareholders parties thereto (incorporated by reference to the Company's May
          12, 1995 Current Report on Form 8-K)*
10.6      Credit Agreement, dated as of December 31, 1995, between the Company and Bank of
          America (incorporated by reference to the fiscal 1995 10-K Report)*
10.7      Services Agreement between the Company and Interlaken Capital, Inc.**
21        List of Subsidiaries of the Company (incorporated by reference to the fiscal 1995
          10-K Report)*
23.1      Consent of KPMG Peat Marwick LLP, independent public accountants*
23.2      Consent of Smith & Howard, P.C., independent public accountants*
23.3      Consent of Coopers & Lybrand L.L.P., independent public accountants*
23.4      Consent of Arthur Andersen LLP, independent public accountants*
23.5      Consent of Willkie Farr & Gallagher (included in the opinion filed herewith as
          Exhibit 5 hereto)**
24        Power of Attorney of the Board of Directors (included in Part II of the Registration
          Statement)*

- ------------


 * Previously filed.


** To be filed by amendment.

    (b) Financial Statement Schedules

    None

ITEM 17. UNDERTAKINGS

    (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (2) The undersigned registrant hereby undertakes that:

        (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, Connecticut, on April 25, 1996.


                                          STRATEGIC DISTRIBUTION, INC.

                                          By:        /s/ ANDREW M. BURSKY
                                              ..................................
                                                      Andrew M. Bursky
                                                    Chairman of the Board


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



              SIGNATURE                                TITLE                        DATE
- -------------------------------------  -------------------------------------   ---------------

        /s/ ANDREW M. BURSKY           Chairman of the Board and Director      April 25, 1996
 .....................................  (Principal Executive Officer)
          Andrew M. Bursky

      * /S/ THEODORE R. RIEPLE         President and Director                  April 25, 1996
 .....................................
         Theodore R. Rieple

      * /S/ CATHERINE B. JAMES         Chief Financial Officer, Executive      April 25, 1996
 .....................................  Vice President, Treasurer, Secretary
         Catherine B. James            and Director (Principal Financial
                                       Officer)

       * /S/ CHARLES J. MARTIN         Vice President, Controller and Chief    April 25, 1996
 .....................................  Accounting Officer (Principal
          Charles J. Martin            Accounting Officer)

      * /S/ WILLIAM R. BERKLEY         Director                                April 25, 1996
 .....................................
         William R. Berkley

 .....................................  Director                                April 25, 1996
          Arnold W. Donald

       * /S/ GEORGE E. KRAUTER         Director                                April 25, 1996
 .....................................
          George E. Krauter

       * /S/ MITCHELL I. QUAIN         Director                                April 25, 1996
 .....................................
          Mitchell I. Quain

        * /S/ JOSHUA A. POLAN          Director                                April 25, 1996
 .....................................
           Joshua A. Polan



*By:  /s/ WILLIAM L. MAHONE
     ................................
         William L. Mahone
          Attorney-in-Fact

                                                                      APPENDIX A

    The inside front cover page of the paper version of this filing will contain a map showing the location of the Company's facilities and the inside back cover page will contain a chart illustrating the differences between the Company's In-Plant Store(R) program and traditional industrial supply distribution methods.

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                                                                     PAGE
- -------                                                                                    -----
 1        Form of Underwriting Agreement*
 3.1      Restated Certificate of Incorporation of the Company, as amended through
          August 21, 1987 (incorporated by reference to the Company's Annual Report on
          Form 10-K for the fiscal year ended December 31, 1995 (the "fiscal 1995 10-K
          Report"))*
 3.1(a)   Amendment to Certificate of Incorporation of the Company filed August 21, 1987 with the Secretary of State of Delaware (incorporated by reference to the fiscal 1995 10-K Report)*
 3.1(b)   Amendment to Certificate of Incorporation of the Company filed December 16,
          1987 with the Secretary of State of Delaware (incorporated by reference to the fiscal 1995 10-K Report)*
 3.1(c)   Amendment to Certificate of Incorporation of the Company filed December 15,
          1988 with the Secretary of State of Delaware (incorporated by reference to the fiscal 1995 10-K Report)*
 3.1(d)   Certificate of Stock Designations of the Company filed September 15, 1989 with the Secretary of State of Delaware (incorporated by reference to the fiscal
          1995 10-K Report)*
 3.1(e)   Amendment to Certificate of Incorporation of the Company filed November 9,
          1990 with the Secretary of State of Delaware (incorporated by reference to the fiscal 1995 10-K Report)*
 3.1(f)   Amendment to Certificate of Incorporation of the Company filed April 8, 1996 with the Secretary of State of Delaware*
 3.2      Amended and Restated Bylaws of the Company dated July 24, 1986 (incorporated by reference to the fiscal 1995 10-K Report)*
 3.2(a)   Amendment to Amended and Restated Bylaws of the Company dated April 25, 1988
          (incorporated by reference to the fiscal 1995 10-K Report)*
 4        Specimen of Common Stock certificate (incorporated by reference to Amendment
          No. 2 to the Company's Registration Statement on Form S-1, Registration No.
          33-82906, dated October 5 1994)*
 5        Opinion of Willkie Farr & Gallagher regarding the legality of the Common Stock being registered**
10.1      Form of Strategic Distribution, Inc., Amended and Restated 1990 Incentive
          Stock Option Plan (incorporated by reference to the fiscal 1995 10-K Report)*
10.2      Securities Purchase Agreement, dated as of January 4, 1994, among the Company and the Purchasers listed therein (incorporated by reference to the Company's
          January 4, 1994 Current Report on Form 8-K)*
10.3      Stock Purchase Agreement, dated as of January 4, 1994, between the Company and
          George E. Krauter (incorporated by reference to the Company's January 4, 1994
          Current Report on Form 8-K)*
10.4      Asset Purchase Agreement, dated as of June 14, 1994, between Lewis Supply
          (Delaware), Inc. and Lufkin Industries, Inc. (incorporated by reference to the
          Company's June 29, 1994 Current Report on Form 8-K)*
10.5      Stock Purchase Agreement, dated as of May 12, 1995, between the Company and the selling shareholders parties thereto (incorporated by reference to the
          Company's May 12, 1995 Current Report on Form 8-K)*
10.6      Credit Agreement, dated as of December 31, 1995, between the Company and Bank of America (incorporated by reference to the fiscal 1995 10-K Report)*
10.7      Services Agreement between the Company and Interlaken Capital, Inc.**
21        List of Subsidiaries of the Company (incorporated by reference to the fiscal
          1995 10-K Report)*
23.1      Consent of KPMG Peat Marwick LLP, independent public accountants*
23.2      Consent of Smith & Howard, P.C., independent public accountants*

EXHIBIT
NUMBER                                                                                     PAGE
- -------                                                                                    -----
23.3      Consent of Coopers & Lybrand L.L.P., independent public accountants*
23.4      Consent of Arthur Andersen LLP, independent public accountants*
23.5      Consent of Willkie Farr & Gallagher (included in the opinion filed herewith as
          Exhibit 5 hereto)**
24        Power of Attorney of the Board of Directors (included in Part II of the
          Registration Statement)*

- ------------


 * Previously filed.


** To be filed by amendment.